Exhibit 99.D(1)
                                 n-VISION, INC.

                            7680 Old Springhouse Road
                          Madison Building, First Floor
                             McLean, Virginia 22102

                                                              December ___, 1999

To the Shareholders of n-Vision, Inc.:


      On behalf of the Board of Directors of n-Vision, Inc. (the "Company"), it is my pleasure to invite you to attend a Special Meeting of Shareholders of the Company (the "Special Meeting") to be held on _______, January ___, 2000 at 10:00 a.m., local time, at 7680 Old Springhouse Road, Madison Building, First Floor, McLean, Virginia 22102.

      At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 15, 1999, among the Company, Advanced Technology Systems, Inc. ("ATS") and ATS Acquisitions, Inc. ("ATS Acquisitions"), a wholly owned subsidiary of ATS, pursuant to which, (i) ATS Acquisitions will be merged with and into the Company, and (ii) each share of the Company's outstanding common stock (the "Common Stock") (other than shares owned by ATS and shares held by dissenting shareholders) will be converted into the right to receive $0.50 in cash, without interest, (the "Merger"). As of November 4, 1999 ATS and its majority shareholders, Delmar J. Lewis and Claude H. Rumsey, Jr., beneficially owned an aggregate of approximately 51.0% of the Company's outstanding common stock. Mr. Delmar Lewis is also a co-founder, Chairman of the Board and Chief Executive Officer of ATS and Chairman of the Board and Chief Executive Officer of the Company. Mr. Claude Rumsey is a co-founder, Executive Vice President and director of ATS and President, Secretary and a director of the Company. A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement. As a result of the Merger, ATS will acquire all of the outstanding shares of Common Stock not already owned by ATS, and the public shareholders of the Company will no longer have an equity interest in the Company.


      A special committee of directors of the Company (the "Special Committee"), consisting of two directors who are neither employees of the Company nor employees or directors of ATS or ATS Acquisitions, has reviewed and considered the terms of the Merger Agreement and the Merger. The Special Committee unanimously recommended the approval of the Merger Agreement to the Board of Directors. The Board of Directors has unanimously approved the Merger Agreement and believes that the terms of the Merger are in the best interests of the Company and its shareholders and fair to the Company's unaffiliated shareholders. The Board of Directors recommends that you vote FOR approval of the Merger Agreement. For a discussion of the interests of directors and officers in this transaction, see "Special Factors - Interest of Certain Persons in the Merger; Conflicts of Interest."

      Under Delaware law, approval of the Merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. ATS and its majority shareholders, Delmar J. Lewis and Claude H. Rumsey, Jr., have advised us that they intend to vote their shares in favor of the Merger Agreement, thus assuring that the Merger will be approved under Delaware law.

      The enclosed Notice of Meeting and Proxy Statement provide you with a summary of the Merger and additional information about the parties involved and their interests in the Merger. I encourage you to read and consider carefully the information contained in the Proxy Statement.

      Whether or not you plan to attend the meeting, you are urged to read the enclosed material carefully and complete, sign and promptly return the enclosed proxy to assure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote in person if you choose, even if you have returned your proxy.

                                                 Sincerely,


                                                 ------------------------
                                                 Delmar J. Lewis
                                                 Chairman of the Board and
                                                 Chief Executive Officer
                                 n-VISION, INC.

                            7680 Old Springhouse Road
                          Madison Building, First Floor
                             McLean, Virginia 22102

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD JANUARY ___, 2000

To Our Shareholders:

      Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of n-Vision, Inc., a Delaware corporation (the "Company"), will be held on ________, January ___, 2000 at 10:00 a.m., local time, at 7680 Old Springhouse Road, Madison Building, First Floor, McLean, Virginia 22102, for the following purposes:

1. To consider and vote on a proposal to approve an Agreement and Plan of Merger pursuant to which ATS Acquisitions, Inc., a newly-formed Delaware corporation that is a wholly owned subsidiary of Advanced Technology Systems, Inc., a Virginia corporation ("ATS"), will be merged with and into the Company and each outstanding share of the Company's common stock (other than shares held by ATS and shares held by shareholders who have properly perfected their dissenters' rights) will be converted into the right to receive $0.50 in cash, without interest. A copy of the Agreement and Plan of Merger dated as of October 15, 1999 is attached as Appendix A to and is described in the accompanying Proxy Statement.

2. To consider and act upon such other matters as may properly come before the Special Meeting.

      The Board of Directors has determined that only holders of the Company's common stock of record at the close of business on December ___, 1999, are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. Any shareholder will be able to examine a list of holders of record for any purpose related to the Special Meeting during the 10-day period before the Special Meeting. The list will be available at the offices of n-Vision, Inc. 7680 Old Springhouse Road, Madison Building, First Floor, McLean, Virginia 22102; telephone (703) 506-8808.


                                          By Order of the Board of Directors


                                          ----------------------------
                                          Claude H. Rumsey, Jr.
                                          President and Secretary

                             YOUR VOTE IS IMPORTANT

      If you are unable to attend the meeting, please date, sign and return the accompanying proxy promptly in the enclosed envelope which requires no postage if mailed in the United States. Please do not send in any share certificates at this time. Upon approval of the Merger, you will be sent instructions regarding the procedures to exchange your share certificates for the consideration to be paid.

      Any shareholder (other than ATS) will have the right to dissent from the consummation of the transaction contemplated by the Agreement and Plan of Merger and to receive payment of the "fair value" of his or her shares upon compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law. See "Rights of Dissenting Shareholders" in the accompanying Proxy Statement.

                                 PROXY STATEMENT

                                 n-VISION, INC.

                            7680 Old Springhouse Road
                          Madison Building, First Floor
                             McLean, Virginia 22102


                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY ___, 2000

      This Proxy Statement is being furnished to the shareholders of n-Vision, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Shareholders (the "Special Meeting") to be held on __________, January ___, 2000 at 10:00 a.m. (local time) at 7680 Old Springhouse Road, Madison Building, First Floor, McLean, Virginia 22102, and at any adjournment or adjournments thereof.

      At the Special Meeting, the shareholders of the Company will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 15, 1999, among the Company, Advanced Technology Systems, Inc., a Virginia corporation ("ATS") and ATS Acquisitions, Inc., a newly formed Delaware corporation and wholly owned subsidiary of ATS ("ATS Acquisitions"), which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, (i) ATS Acquisitions will be merged with and into the Company and (ii) each outstanding share of common stock, $.01 par value, of the Company (the "Common Stock"), other than shares held by ATS and shares held by shareholders who are entitled to and who have perfected their dissenters' rights, will be canceled and converted automatically into the right to receive $0.50 in cash, payable to the holder thereof, without interest (the "Merger"). As a result of the Merger, ATS will acquire, through ATS Acquisitions, all of the outstanding shares of Common Stock not already owned by ATS and the Company's other shareholders will no longer have an equity interest in the Company. On December __, 1999, the closing price of the Common Stock as reported on the OTC Bulletin Board was $____ per share.

      Only holders of Common Stock of record at the close of business on December ___, 1999 are entitled to notice of and to vote at the Special Meeting or any adjournment(s) thereof. Under Delaware law, approval of the Merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. As of November 4, 1999, Delmar J. Lewis beneficially owned 42% of the outstanding Common Stock and Claude H. Rumsey, Jr. beneficially owned 13% of the outstanding Common Stock. Messrs. Lewis and Rumsey have advised us that they intend to vote their shares in favor of the Merger Agreement, thus assuring that the Merger will be approved under Delaware law.

      This Proxy Statement, the Notice of Special Meeting and the enclosed proxy card, are first being mailed to shareholders of the Company on or about December ___, 1999.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             The date of this Proxy Statement is December ___, 1999.

                                TABLE OF CONTENTS

SUMMARY.....................................................................................................   4
       Time, Date and Place of the Special Meeting..........................................................   4
       Purpose of the Special Meeting.......................................................................   4
       Consideration........................................................................................   4
       Required Vote........................................................................................   4
       Recommendation of Board of Directors.................................................................   5
       Opinion of Financial Advisor.........................................................................   5
       Interests of Certain Persons in the Merger; Conflicts of Interest....................................   5
       Federal Income Tax Consequences to Shareholders......................................................   6
       Conditions to the Merger; Effective Time; Effective Date.............................................   6
       Financing the Merger.................................................................................   6
       Appraisal Rights.....................................................................................   6
       Market Prices........................................................................................   6

VOTING RIGHTS AND PROXIES...................................................................................   8

SPECIAL FACTORS.............................................................................................   9
       Background of the Merger.............................................................................   9
       Recommendation of the Special Committee and Board of Directors;
            Reasons for the Merger..........................................................................   12
       Opinion of Financial Advisor.........................................................................   15
       ATS' and ATS Acquisitions' Purpose and Reasons for the Merger........................................   19
       Messrs. Lewis' and Rumsey's Purpose and Reasons for the Merger.......................................   20
       Certain Projections Provided to the Financial Advisor................................................   21
       Certain Effects of the Merger........................................................................   22
       Interests of Certain Persons in the Merger; Conflicts of Interest....................................   23
       The Special Committee................................................................................   23
       The n-Vision Directors and Executive Officers........................................................   23
       Indemnification......................................................................................   23
       Federal Income Tax Consequences......................................................................   24
       Source of Funds......................................................................................   24

THE MERGER AGREEMENT........................................................................................   24
       Parties to the Merger................................................................................   24
       General..............................................................................................   25
       Effective Time of the Merger and Payment for Shares..................................................   25
       Treatment of n-Vision Stock Options and Warrants.....................................................   26
       Conditions...........................................................................................   26
       Representations and Warranties.......................................................................   27
       Covenants............................................................................................   27
       Indemnification......................................................................................   28
       Termination, Amendment and Waiver....................................................................   29
       Accounting Treatment.................................................................................   30
       Pro Forma Financial Information......................................................................   30
       Conduct of the Business of the Company if the Merger is Not Consummated..............................   30
       Conversion of Securities.............................................................................   30
       Transfer of Shares...................................................................................   31
       Regulatory Approvals.................................................................................   31
       Expenses of the Merger...............................................................................   31

RIGHTS OF DISSENTING SHAREHOLDERS...........................................................................   31

CONDUCT OF n-VISION'S BUSINESS AFTER THE MERGER.............................................................   33

BUSINESS OF THE COMPANY.....................................................................................   33
       General..............................................................................................   33
       Properties...........................................................................................   35

MARKET PRICES OF COMMON STOCK AND DIVIDENDS.................................................................   36

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................................................   37
       Financial Condition..................................................................................   37
       Results of Operations................................................................................   37
       Liquidity and Capital Resources......................................................................   39
       Income Taxes.........................................................................................   40
       Year 2000............................................................................................   40
       Seasonality..........................................................................................   41

MANAGEMENT..................................................................................................   42

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............................................................   43
       Security Ownership Of Certain Beneficial Owners And Management.......................................   43

CERTAIN RELATED TRANSACTIONS................................................................................   44
       Note payable to ATS..................................................................................   44
       Certain Transactions by Officer and Directors........................................................   44

EXPERTS.....................................................................................................   44

ADDITIONAL INFORMATION......................................................................................   45

AVAILABLE INFORMATION.......................................................................................   45

INDEX TO FINANCIAL STATEMENTS...............................................................................   F-1

FINANCIAL STATEMENTS........................................................................................   F-2

                                 APPENDICES

APPENDIX A     --   Agreement and Plan of Merger

APPENDIX B     --   Opinion of RP Financial, L.C

APPENDIX C     --   Text of Section 262 of the Delaware General Corporation Law

                                     SUMMARY

      The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement. Shareholders should read this Proxy Statement and its appendices in their entirety before voting.

Time, Date and Place of the Special Meeting

      The Special Meeting of shareholders of n-Vision, Inc., a Delaware corporation (the "Company" or "n-Vision"), will be held on __________, January ___, 2000, at 10:00 a.m., at the Company's offices located at 7680 Old Springhouse Road, Madison Building, First Floor, McLean, Virginia 22102.

Purpose of the Special Meeting

      At the Special Meeting, holders of shares of common stock, $.01 par value, of the Company (the "Common Stock") will be asked to consider and vote upon a proposal recommended by a Special Committee of the Board of Directors of the Company (the "Special Committee") and by the Board of Directors to approve and adopt an Agreement and Plan of Merger dated October 15, 1999 (the "Merger Agreement") by and among the Company, Advanced Technology Systems, Inc., a Virginia corporation ("ATS") and ATS Acquisitions, Inc., a newly formed Delaware corporation and wholly owned subsidiary of ATS ("ATS Acquisitions").

Parties to the Merger

   The Company

      The Company designs, develops, manufactures, and markets state-of-the-art 3D immersive displays for use in advanced visualization applications, products, and systems for a variety of commercial, industrial, and military applications. The Company offers a versatile product line, logical upgrade paths for current systems, and customization services.

   Advanced Technology Systems, Inc.

      ATS is a privately held company owned by Delmar Lewis and Claude Rumsey. ATS and its subsidiaries provide innovative systems engineering and software development solutions to government and commercial clients worldwide. ATS supports full life cycle systems development, information systems support, and integration for the following systems/applications areas: mainframe and client servers; database and data warehousing; web-enabling systems; desktop architecture and commercial off-the-shelf integration; workflow and imaging; and software maintenance and Year 2000 service.

   ATS Acquisitions, Inc.

      ATS Acquisitions is a newly formed corporation organized at the direction of ATS for the sole purpose of effecting the Merger and has not conducted any prior business.

Consideration

      If the proposed Merger is consummated, each share of Common Stock outstanding at that time will be converted into the right to receive $0.50, without interest (the "Merger Consideration"). See "The Merger Agreement - General" and "- Effective Time of the Merger and Payment for Shares."

Required Vote

      The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the December ___, 1999 (the "Record Date") entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the related Plan of Merger. ATS and its majority shareholders, Delmar Lewis and Claude Rumsey, who, as of the Record Date, beneficially owned an aggregate of 51.0% of the outstanding Common Stock, have advised us that they intend to vote their shares in favor of the Merger Agreement, thus assuring that the Merger will be approved under Delaware Law. See "Voting Rights and Proxies." Shareholders that vote in favor of the Merger may later be estopped from challenging the transaction on fairness grounds.

Recommendation of Board of Directors


      The Board of Directors unanimously recommends that shareholders vote in favor of the proposal concerning the Merger Agreement and the related Plan of Merger. After receiving the unanimous recommendation of the Special Committee (consisting of Mr. Ronald Wilgenbusch and Dr. Nelson Merritt), the Board of Directors determined that the Merger was in the best interests of and fair to all unaffiliated shareholders and then approved and adopted the Merger Agreement. The Board's belief is based upon a number of factors which are described in detail in "Special Factors - Recommendation of the Special Committee and Board of Directors; Reasons for the Merger."

Opinion of Financial Advisor

      RP Financial, L.C. ("RP Financial") was retained by the Company on behalf of the Special Committee to render an opinion as to the fairness of the Merger Consideration to holders of the Company's Common Stock. RP Financial has delivered a written opinion to the Special Committee to the effect that, in its opinion, the Merger Consideration is fair, from a financial point of view, to holders of the Company's Common Stock (other than ATS and Messrs. Lewis and Rumsey). See "Special Factors - Opinion of Financial Advisor."

Interests of Certain Persons in the Merger; Conflicts of Interest

      In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware that certain members of management, some of whom are members of the Board, have certain interests which present them with conflicts of interest in connection with the Merger, including a continuing equity interest in the Company (through their investment in ATS) after the Merger, as well as, in connection with the consummation of the Merger, the right to receive the Merger Consideration for substantial holdings of Common Stock and the anticipated payment of cash pursuant to the cancellation of employee stock options. See "Special Factors--The n-Vision Directors and Executive Officers."

      The Special Committee and the Board were aware of these conflicts and considered them among the other matters described under "Special Factors - Background of the Merger" and "-Recommendation of the Special Committee and Board of Directors; Reasons for the Merger."

      The Merger Agreement provides that (i) the directors of ATS Acquisitions immediately prior to the Effective Time (as such term is defined below) will be the directors of the Company after the Effective Time and (ii) the officers of ATS Acquisitions immediately prior to the Effective Time will continue as the officers of the Company after the Effective Time. Certain directors and officers of the Company are also the directors and officers of ATS Acquisitions and will therefore remain as officers and directors following the consummation of the Merger.

      In addition, the Merger Agreement provides that from and after the Effective Time through the sixth anniversary of the Effective Time, ATS and ATS Acquisitions will indemnify each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person was or is at the time of such action a director or officer of the Company, arising out of or pertaining to any act or omission, whether or not arising out of or pertaining to the Merger Agreement, occurring prior to the Effective Time to the fullest extent then permitted under Delaware law or, if greater, that the Company would have been permitted under its Certificate of Incorporation or Bylaws in effect on date of the Merger Agreement. See "Special Factors - Interests of Certain Persons in the Merger; Conflicts of Interest" and "The Merger Agreement Indemnification." Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company, ATS and ATS Acquisitions have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Federal Income Tax Consequences to Shareholders

      The receipt of the Merger Consideration in the Merger or cash pursuant to the exercise of statutory appraisal rights by holders of Common Stock will be taxable transactions for federal income tax purposes. A holder of Common Stock will recognize taxable gain or loss for federal income tax purposes equal to the difference between the shareholder's adjusted basis in his or her shares and the amount of cash received therefor. Each holder of Common Stock should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder. See "Special Factors - Federal Income Tax Consequences."

Conditions to the Merger; Effective Time; Effective Date

      The respective obligations of the Company, ATS and ATS Acquisitions to consummate the Merger are conditioned upon, among other things, the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, and the receipt of funds to finance the Merger (the "Financing"), including the payment of the Merger Consideration. See "The Merger Agreement - Conditions", "Special Factors
- Sources of Funds" and "Rights of Dissenting Shareholders."

      The Merger will become effective upon the time (the "Effective Time") of filing of a Plan of Merger with the Secretary of State of the State of Delaware. The date on which the Merger becomes effective is herein referred to as the "Effective Date." Delivery of the Plan of Merger to the Secretary of State for filing will be made only upon satisfaction or waiver, where permissible, of the conditions contained in the Merger Agreement. Receipt by the Company of such portion of the proceeds of the financing as is necessary to consummate the Merger and related transactions is one of a number of conditions to the parties' obligations to consummate the Merger. ATS and ATS Acquisitions currently anticipate being in a position to consummate the financing as promptly as practicable after the Special Meeting. See "The Merger Agreement - Conditions."

Financing the Merger

      In connection with the Merger, it is anticipated that an aggregate of approximately $1,275,762 will be paid by to shareholders of the Company by ATS using its available working capital.

Appraisal Rights

      Holders of the Company's Common Stock who do not vote to approve and adopt the Merger Agreement may dissent from the Merger and elect to have the fair value of their shares, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Merger, judicially appraised and paid to them in cash. Such shareholders must deliver a written demand for such appraisal to the Company prior to the taking of the vote on the Merger Agreement and comply with the other requirements of Section 262 of the Delaware General Corporation Law ("DGCL"), the full text of which is attached to this Proxy Statement as Appendix C. Any deviation from such requirements may result in a forfeiture of appraisal rights. See "Rights of Dissenting Shareholders."



Market Prices


      The Company's Common Stock is traded on the over-the-counter bulletin board (the "OTC Bulletin Board") under the symbol "NVSN."

      The per share closing sales price of the Company's Common Stock on October 14, 1999, the last full trading day prior to the announcement of the signing of the Merger Agreement, was $0.30. On December ___, 1999, the last full trading day for which quotations were available at the time of the printing of this Proxy Statement, the closing price of the Company's Common Stock was $_____. For price ranges of the Company's Common Stock since January 1, 1997, see "Market Prices of Common Stock and Dividends." Shareholders of the Company are urged to obtain current quotations for the Company Common Stock.

                            VOTING RIGHTS AND PROXIES

      The Board of Directors of the Company has fixed the close of business on December ___, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 2,651,523 shares of Common Stock outstanding, of which 1,269,148 shares were held by shareholders of the Company other than ATS, the directors and officers of the Company and the officers and directors of ATS. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions will be counted as shares present and entitled to vote for purposes of determining a quorum; however, broker non-votes will not be counted as shares present and entitled to vote for purposes of determining a quorum.

      Under Delaware law, holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must approve the Merger Agreement. For purposes of the vote required under Delaware law, a failure to vote, an abstention and a broker non-vote will have the same legal effect as a vote cast against approval of the Merger. ATS and its majority shareholders, Delmar J. Lewis and Claude H. Rumsey, Jr., who, collectively, own 51.0% of the outstanding Common Stock as of the Record Date, own enough shares of Common Stock to approve the Merger under Delaware law and intend to vote their shares in favor of the Merger Agreement.

      Under Delaware law, holders of Common Stock who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares as judicially determined in accordance with the procedures under Delaware law. The "fair value," as judicially determined, may be more or less than the consideration to be received by other shareholders of n-Vision under the terms of the Merger Agreement. Failure to follow such procedures under Delaware law precisely will result in the loss of appraisal rights. See "Rights of Dissenting Shareholders."

      A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of n-Vision an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of n-Vision will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted in favor of the proposal to approve and adopt the Merger Agreement. The shares represented by the accompanying proxy and entitled to vote will be voted if the proxy is properly signed and received by the Secretary of the Company prior to the Special Meeting.

                                 SPECIAL FACTORS

Background of the Merger

      The Company was established in 1988 as an operating division of ATS. The Company was incorporated on September 16, 1994, and acquired all rights, title and interest in the virtual reality products and systems from ATS. The Company completed the initial public offering of its common stock on May 28, 1996 and began trading on the Nasdaq SmallCap Market. On December 6, 1996, the Company's investment banker and underwriter of its initial public offering was barred from the national securities exchanges and ceased making a market in the Company's securities. This event had an adverse effect on the liquidity of the Company's securities.

      The Company predominantly competes in the high-value immersive display market, which is dominated by emerging commercial uses of head-mounted displays in large corporations such as the automotive and aerospace industries and the U.S. Government. However, due to the specialized use and high cost of such products, the universe of potential customers is limited.

      In the first quarter of the 1997 fiscal year, the Company completed an engineering contract with a subsidiary of The Walt Disney Company to deliver prototype devices. Completion of that contract led to a $1.25 million order in the fourth quarter of 1997 by the same customer. However, the new contract was completed in the second quarter of 1998 and the Company reported to shareholders that it did not expect any revenues from the contract during the last two quarters of 1998. After many discussions throughout the first quarter of 1998, the Board met in April, 1998 to discuss the future direction of the Company and its product lines. The Board decided that it was necessary for the Company to expand its line of products and universe of potential customers. In an attempt to broaden its customer base by expanding its product lines to offer lower-priced products, the Company introduced new products in 1998. These new products were focused on bringing n-Vision closer to competition with the virtual reality products of large consumer electronics companies such as Sony.

      Due to a depressed stock price, the Company was informed by the Nasdaq Stock Market, on July 17, 1998, that its stock price was not in compliance with the minimum per share price requirement for stock traded on Nasdaq and that the Company would be delisted from the Nasdaq if it did not trade at or above $1.00 per share for at least ten consecutive trading days prior to October 19, 1998. The Board of Directors met on August 10, 1998 to discuss the delisting notification from Nasdaq and its potential effects on the Company's stock and shareholders. The Board determined that delisting from the Nasdaq SmallCap Market would result in the Company's securities being traded in the over-the-counter market which might adversely affect the liquidity of its securities and depress the price at which its securities might trade. The Board decided to authorize management to take steps to prevent the delisting of the Company's securities from the SmallCap Market. First, the Company requested a hearing from Nasdaq in order to appeal the decision to delist the Company's securities. In addition, the Board authorized management to discuss with counsel ways to bring the Company's stock price in compliance with Nasdaq's minimum per share price requirements.

      After several discussions with counsel, management of the Company decided to propose that the Board approve a reverse stock split in an attempt to satisfy Nasdaq's minimum per share price requirement. On October 8, 1998, the Board met and discussed management's proposal. The Board discussed the mechanics and anticipated effects of a reverse stock split. The Board also questioned the status of the hearing request. After a full discussion, the Board approved the reverse stock split and authorized management to call a special meeting of shareholders and submit the proposal of the reverse stock split to the shareholders for their approval.

      A special meeting of shareholders was held on November 9, 1998, to vote on an amendment and restatement of the Company's certificate of incorporation to effect a one-for-two reverse stock split of the issued and outstanding shares of the Company's Common Stock. The proposal was approved by a majority vote of the shareholders. As a result, the reverse stock split was effected on November 27, 1998. However, due to the continued decline in the price of the Company's stock, the Common Stock was delisted from trading on the Nasdaq SmallCap Market on December 11, 1998 due to the Company's inability to meet the SmallCap Market's minimum per share price requirement.

      In addition, to the reverse stock split, the Board decided to attempt to enhance the Company's financial performance and stock price by looking for other technologies to acquire. In March, 1999, an opportunity arose with regard to a technology involving videoconferencing. In April, 1999, management presented the opportunity to the Board and the Board authorized management to review the technology and negotiate terms of an acquisition. Management, with the assistance of counsel, then began its due diligence on the technology and the company which owned the technology. After completing its due diligence, management had concerns with respect to the principals involved, and about the significant capital that would be required to complete the technology and bring it to market and, whether or not the technology was actually owned by the other company. As a result, management did not proceed further with the acquisition of the technology.

      In June, 1999, management began looking into the development of technology involving high speed video and Internet switching. Management reviewed the feasibility of the technology and presented its findings to the Board in June, 1999. The Board discussed the matter and the capital required to develop the technology. After a discussion on the technology and the financial condition of the Company, the Board authorized management to retain an investment banker to underwrite a public offering of the Company's securities in order to raise capital to fund operations of the Company including the possible development of the high speed video and Internet switching technology. Subsequent to the Board meeting, management prepared information about the Company and the new technology, and distributed it to several investment banking firms during the summer of 1999. While some preliminary discussions were held, there was no interest from investment banking firms to participate in a public offering of the Company's securities due to its financial condition and the condition of its common stock price. However, management continued its efforts to retain an investment banker through August, 1999.

      During the third quarter of 1999, the Board met and evaluated the Company's efforts to expand its line of products into lower-priced products. The Board determined that such efforts had not been successful due to the inability to cost-effectively manufacture such products despite the Company's best efforts to redesign the products using less expensive parts, and the inability to generate customer interest and resulting failure to compete with similar, lower-priced products on the market. Accordingly, the Board decided to cease manufacturing and production of such lower-priced products.

      Messrs. Lewis and Rumsey, as executive officers, directors and major shareholders of both ATS and n-Vision, have had daily conversations regarding the performance and future direction of the two companies. Beginning in August 1999, Messrs. Lewis and Rumsey discussed n-Vision's unsuccessful efforts to expand its line of products and customer base as well as its inability to raise capital to fund growth. They also discussed the cash flow requirements of n-Vision, and the need for sources of long-term capital to continue to fund its operations. Faced with the inability to finance growth and the deteriorating financial condition and common stock price, Messrs. Lewis and Rumsey began discussing the possibility of an acquisition of n-Vision by ATS. They had not decided to attempt such an acquisition prior to this time because they were involved in initiating steps to enhance the Company's product offerings and attempting to raise capital. Messrs. Lewis and Rumsey decided to begin to initiate an acquisition because they wanted to complete an acquisition while there was still value in the Company that could be paid to unaffiliated shareholders. In addition, they wanted to avoid liquidation of the Company through a bankruptcy proceeding. In August 1999 Messrs. Lewis and Rumsey decided to speak with n-Vision counsel regarding a potential acquisition by ATS. On several occasions during August 1999 and early September 1999, Mr. Rumsey spoke with counsel. Due to the affiliations between ATS and n-Vision, ATS retained its own counsel on September 9, 1999.

      Based on the considerations mentioned above, Messrs. Lewis and Rumsey presented the other members of n-Vision's Board of Directors with a proposal to take n-Vision private by acquiring all of the outstanding shares of Common Stock that ATS did not own (the "Offer"). Other than their prior efforts to expand the Company's product line, raise capital and acquire other technologies, neither the Company nor ATS considered other alternatives to the Offer.

      On September 7, 1999, the Board of Directors of n-Vision held a special meeting to discuss the Offer. All members of the Board of Directors were present at the meeting. The Board determined that because ATS and its majority shareholders, Messrs. Lewis and Rumsey, owned approximately 51.0% of the Company's outstanding Common Stock, it was desirable to appoint a special committee (the "Special Committee"), to act on behalf of, and in the interests of, the unaffiliated shareholders, to evaluate the merits of the Offer, including consideration of alternatives to the Offer, if any, and to make a recommendation to the full Board on whether to approve any such transaction. In light of the fact that the Board had only one non-employee director (Mr. Ronald Wilgenbusch), the Board decided to fill a vacancy with another non-employee director who could also serve on the Special Committee. Due to the timing of the negotiations between ATS and the Company, the Board recognized that the new director would need to be familiar with the Company, experienced in acquisitions and willing to join a board of directors immediately prior to a going private transaction and its concomitant fiduciary duties. Based on the above, the Board elected Dr. Nelson Merritt. Despite the fact that Dr. Merritt has a consulting contract with a subsidiary of ATS, the Board believed that Dr. Merritt's addition to the Special Committee would be beneficial to unaffiliated shareholders since he was not an employee of n-Vision, did not have a financial interest in the transaction separate from that of all shareholders, had served on boards of directors of companies which had been acquired over the past several years and was familiar with the Company and the industry. Mr. Ronald Wilgenbusch and Dr. Nelson Merritt were then appointed by the full Board of Directors to serve as members of the Special Committee and were authorized to retain a financial advisor, a legal advisor and any other advisors that they deemed appropriate to assist them in carrying out their responsibilities. Further, the Board voted to grant the Special Committee and its advisors access to all officers and members of management of the Company and to all other information and materials regarding the Company, including its books, records, projections and financial statements deemed necessary by the Special Committee for its review.

      The Special Committee, with the assistance of Patton Boggs LLP, its counsel, contacted RP Financial, L.C., an independent financial advisor.

      A meeting of the Special Committee was held by teleconference on September 10, 1999. The Special Committee acknowledged and agreed that the purpose of the Special Committee was to act in the interest of the public shareholders of the Company. The Special Committee discussed and approved the retention of RP Financial, as independent financial advisor to the Company in connection with the proposed transaction with ATS. The members noted the impressive credentials of RP Financial and the fact that RP Financial had no prior or current relationship with ATS and is well qualified to conduct the necessary evaluation of the fairness of the proposed transaction. The Special Committee discussed the standard and criteria for the performance of their duties with counsel and requested that they be provided with all pertinent information regarding the proposed transaction as the same becomes available to counsel. Counsel agreed to provide all prior memoranda and further correspondence on subjects relating to the proposed transaction to the Special Committee in order to facilitate their deliberations. The Special Committee discussed the draft of the Agreement and Plan Merger that had previously been provided to them by counsel. They asked questions regarding the proposed structure and terms and the status of the negotiations with ATS' counsel. The Special Committee agreed to convene again as soon as was appropriate in order to evaluate the results of the analysis of RP Financial and the status of the negotiations with ATS.

      A meeting of the Special Committee was held by teleconference on September 24, 1999. The Special Committee discussed the financial condition of the Company. The Special Committee discussed the comments on the draft merger agreement provided by counsel to ATS. The Special Committee's counsel was instructed to convey the Special Committee's issues in subsequent negotiations and report back to the Special Committee. The Special Committee discussed the difficulty of continuing to develop the Company's business with limited reserves and negative cash flow. It was noted that if the Company did not enter into a transaction, the Company's cash reserves would soon be depleted. The Special Committee agreed to convene again as soon as was appropriate in order to evaluate the revised status of the drafting and negotiation of the agreement and plan of merger.

      A meeting of the Special Committee was held by teleconference on October 4, 1999. The Special Committee determined that the analysis of RP Financial, including analyses of relative value (including tangible book value) was reasonable and believed that RP Financial's conclusion that the price offered by ATS to the public shareholders is fair to such shareholders from a financial point of view based on the facts and analyses presented. The Special Committee received a briefing on the status of the drafting and negotiation of the agreement and plan of merger and the determination of all outstanding issues from counsel. It was agreed that the modifications that had been negotiated were acceptable and that once the schedules had been finalized, the document would be appropriate to present to the Board of Directors. The Special Committee discussed the ATS proposal and weighed the risks of continuing the Company's business against the benefits of accepting the offer. The Special Committee discussed the assumptions behind and results of the discounted cash flow approach, the public multiple approach, the corporate value (balance sheet) approach and the control premium approach which all validated the consideration of $0.50 per share. The premium over the Company's stock price and the potential future performance of the Company were further discussed and analyzed at length. The Special Committee also noted that ATS had sufficient resources to consummate the Merger and that the offer was not contingent upon financing. The Special Committee considered the difficulty of continuing to develop the Company's business in a situation with limited reserves and negative cash flow. It was noted that it was important to enter into a transaction as soon as possible in order to preserve shareholder value because the Company's cash reserves were being depleted. The Special Committee considered the value of the Company's assets and recognized that in connection with a liquidation of the Company many of its assets, particularly its inventories, would likely be sold only at substantial discounts and that the possible liquidation value per share of Common Stock would likely be less than the $0.50 per share to be paid in the Merger. After a careful deliberation, the Special Committee unanimously agreed that the proposed Merger was in the best interest of the Company and the unaffiliated shareholders and agreed to recommend the transaction to the Company's Board of Directors.

      On October 6, 1999, RP Financial rendered its opinion to the Special Committee that the proposal by ATS of $0.50 per share in cash was fair, from a financial point of view, to the unaffiliated shareholders based on various factors which are described below under "--Opinion of Financial Advisor." The full Board of n-Vision then met and heard the report of RP Financial. Upon its review and evaluation of the report of RP Financial, the Special Committee recommended to the full n-Vision Board that it accept the ATS proposal.

      On October 6, 1999 the Merger Agreement was presented to the full Board of n-Vision for its approval and, based on the recommendation of the Special Committee, the Board of n-Vision unanimously voted to approve the Merger Agreement. In addition, the n-Vision Board confirmed its determination that the Merger was fair, from a financial point of view, to the unaffiliated shareholders and voted to recommend to the shareholders that they approve the Merger. On October 6, 1999, the final proposed Merger Agreement was presented to the board of directors of ATS, which unanimously approved the Merger Agreement. On October 15, 1999, the Merger Agreement was duly executed by the parties.

Recommendation of the Special Committee and Board of Directors; Reasons for the Merger

      The Company's purpose in participating in the Merger is to provide the public holders of the Company's Common Stock with the opportunity to receive a fair price for their shares of Common Stock. The Board of Directors has unanimously determined that the terms of the Merger are fair to, and in the best interests of, the unaffiliated shareholders. The Board has unanimously approved the Merger Agreement and recommends that shareholders vote for the proposal to approve and adopt the Merger Agreement.

      The Company has been advised by each of its directors and officers that he or she intends to vote all of his or her shares of Common Stock in favor of the proposal to approve and adopt the Merger Agreement. See "Voting and Proxies", "Special Factors--Interests of Certain Persons in the Merger; Conflicts of Interest" and "Voting Securities and Principal Holders Thereof--Security Ownership of Certain Beneficial Owners and Management." As of November 4, 1999, the directors and officers of n-Vision held 53% of the issued and outstanding shares of Common Stock.

      In making its determination that the terms of the Merger are fair to, and in the best interests of, the unaffiliated shareholders, to approve the Merger Agreement and to recommend that shareholders approve and adopt the Merger Agreement, the Board considered:

           (i) the opinion of RP Financial that the consideration to be received in the Merger by the unaffiliated shareholders is fair, from a financial point of view, to such holders (see "--Opinion of Financial Advisor");

           (ii) the determination by the Special Committee that the terms of the Merger are fair to, and in the best interests of, the unaffiliated shareholders and the recommendation by the Special Committee that the Board approve and adopt the Merger Agreement and that the Board recommend to the Company's shareholders that they approve and adopt the Merger Agreement; and

           (iii) the factors considered by the Special Committee in its deliberations described below.

      The Special Committee considered the following factors, which constitute the material factors considered by the Special Committee, in making its determination that the terms of the Merger are fair to, and in the best interests of, the unaffiliated shareholders and its decision to recommend that the Board approve and adopt the Merger Agreement and recommend to the Company's shareholders that they approve and adopt the Merger Agreement:

o The Company's current operating losses make its situation critical because it is necessary to enter into a transaction before the Company's cash reserves are depleted. The Company's current negative cash flow will probably cause the Company to exhaust its cash resources by Spring 2000.

o The Company is unable to secure additional debt or equity financing necessary to sustain its business operations.

o The Company is dependent upon a relatively small number of customers, particularly a single customer in the past. The Company had a large portion of its revenue in 1998 derived from this single customer, and there were only nominal sales to that customer in 1999. Based on discussions with this customer, an order has been placed and future orders may be placed, however, it has been communicated to the Company that such orders will not be placed or finalized unless the Company can demonstrate that it will have sufficient resources to perform its obligations under the order and to continue to substantially upgrade its products. The Company does not have the financial ability to both finance the manufacture of products to fulfill any significant orders and finance the continued development and improvement of its product line.

o The Company's position as a manufacturer of 3D immersive displays for use in advanced visualization applications, products and systems for a variety of commercial, industrial and military applications is of limited significance because of the current limited market for such products. In addition, the Company has been facing strong competition. Therefore in August 1999, the Company determined it was necessary to reduce prices on certain of its products from 10% to 22%, thereby decreasing profit margins.

o The opinion of RP Financial that the consideration of $0.50 per share in cash is fair from a financial point of view to the unaffiliated shareholders. The Special Committee and the Board reviewed the independent financial analyses performed by RP Financial and found them to be reasonable and believed that RP Financial's conclusion that the price offered by ATS was fair from a financial point of view to the unaffiliated shareholders was a reasonable conclusion based on the analyses performed. The Special Committee did not perform any independent analysis of the factors described in the RP Financial report or of other factors not considered by RP Financial, such as liquidation value.

o The note payable to ATS for $300,000 (as of June 30, 1999) would effectively be forgiven as a result of the transaction with ATS. Offers from third parties would presumably reflect the amount of this indebtedness and therefore may be lower than the Merger Consideration. This amount equates to approximately $0.11 per share.

o The Company's lease is currently on extremely favorable terms, but scheduled to expire on February 29, 2000, and the cost to extend or find new space is expected to be much higher, at least double. The Special Committee believed that this fact or supports its conclusion that the terms of the Merger Agreement are fair to the unaffiliated shareholders because the anticipated increase in the Company's operating costs would substantially increase the Company's negative cash flow after February 2000.

o The Special Committee reviewed current and historical market prices for the Company's shares, including the effect of the reverse stock split, the declining per share price of the Common Stock prior to the time of ATS' proposal, the possibility that the price would remain depressed or continue to decline and the premium that $0.50 per share offered over such price.

o A review of the terms of the Merger Agreement, including (a) the likelihood of satisfying the conditions to the closing of the Merger, and (b) the fact that the Merger Agreement does not preclude the Board of Directors in the exercise of its fiduciary duties from accepting a bona fide offer which is more favorable to the shareholders and the Company. In addition, the Board of Directors determined that the public announcement of the Merger with ATS, coupled with the period of time that would be required between the announcement of the Merger and its consummation, would permit any unaffiliated parties who wished to make a competing bid for the Company to do so.

The factors discussed above were all considered to be positive factors in the Special Committee's decision to recommend that the Board approve the Merger.

      The Special Committee considered the value of the Company's assets and the book value per share of Common Stock. The Special Committee specifically looked at the book value per share of $0.52 as of September 30, 1999. The Special Committee recognized that in connection with a liquidation of the Company many of its assets, particularly its inventories, would likely be sold only at substantial discounts from their book values. The Special Committee's belief in this regard was based on the potential erosion in value of the assets of the Company in the context of an expeditious liquidation and a "forced sale" atmosphere that would likely prevail. The Special Committee also recognized the substantial delays and uncertainties inherent in a liquidation of the Company. Such uncertainties may include the amount of costs and expenses of liquidation which would increase with the length of time to complete the liquidation, the potential adverse effects on the salability of business segments that could result from the probable departure of key employees and the loss of customers which could result in further losses during the liquidation process, and legal actions presently unknown to the Company that could be initiated after commencement of the liquidation. While the Special Committee recognized that the aggregate fair market value of the Company's assets, on a liquidation basis, might be more than the aggregate book value of such assets, the Special Committee concluded that the possible liquidation value per share of Common Stock would likely be less than the $0.50 per share to be paid in the Merger. The Special Committee did not compute a liquidation value per share but reviewed the component value approach analysis of RP Financial that addressed an estimated liquidation value adjustment as described under "--Opinion of Financial Advisor--Component Value Approach."

      In connection with its advice with respect to the Proposal, RP Financial discussed with the Special Committee information it had considered and a number of statistical analyses performed by it. To assist in the discussion, RP Financial showed the Special Committee a written report, reflecting a portion of such information and analyses (the "Report"). The Report was one of a variety of factors considered by the Special Committee. The Report included statistics regarding the Company's historical stock prices and operating information of, and certain selected ratios, multiples and other data with respect to, the Company and other selected electronic instruments and controls companies; information regarding certain selected multiples, control premiums and other characteristics of certain recent mergers and acquisitions of electronic instruments and controls companies; projections obtained from management of the Company with respect to the Company's future, results of operations and financial condition; and information obtained from the Company's management with respect to the value of the Company's assets. These analyses were based on various assumptions as to the future performance and financial condition of the Company as well as various discount rates and multiples. See "Special Factors--Opinion of Financial Advisor."

      The Special Committee recognized that consummation of the Merger will deprive the unaffiliated shareholders of the opportunity to participate in any future growth of the Company and, accordingly, gave consideration to the Company's results of operations and the Company's future prospects in reaching its determination to recommend approval and adoption of the Merger Agreement. The Special Committee was also aware that certain directors and executive officers of the Company have a conflict of interest in connection with the Merger because they will have a substantial equity investment in ATS and because they will be members of the management of ATS or the Company, or both, after the Merger. See "Special Factors--ATS' and ATS Acquisitions' Purpose and Reasons for the Merger" and "--Interests of Certain Persons in the Merger; Conflicts of Interest". These factors were considered negative factors in the Special Committee's decision to recommend that the Board approve the Merger. However, in the Special Committee's view, these factors were substantially outweighed by the positive factors discussed above.

      Based upon its consideration of all of the factors described above, the Special Committee arrived at its determination that the terms of the Merger are fair to, and in the best interests of, the unaffiliated shareholders and that the Board should recommend that the shareholders of the Company approve and adopt the Merger Agreement.

      In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the Merger, neither the board nor the Special Committee found it practicable to assign relative weights to the factors considered in reaching its decision.

      No member of the Special Committee is employed by the Company, ATS or ATS Acquisitions. However, Dr. Merritt has a consulting contract with a subsidiary of ATS. No such member has, or is or was previously expected to acquire, any equity interest in ATS or ATS Acquisitions or, after the Merger, the Company. Dr. Merritt owns 2,000 shares of Common Stock. Mr. Wilgenbusch does not own any shares of Common Stock but does own options exercisable for 22,500 shares of Common Stock. See "Voting Securities and Principal Holders Thereof--Security Ownership of Certain Beneficial Owners and Management" and "Special Factors--Interests of Certain Persons in the Merger; Conflicts of Interest."

      The Board of Directors believes that the procedures used to approve the Merger on behalf of the Company were fair to the unaffiliated shareholders. In reaching this conclusion, the Board of Directors relied on (i) the creation of a special committee consisting of non-employee directors of n-Vision to negotiate the terms of the Merger Agreement; (ii) the engagement of RP Financial to render an opinion to the effect that the consideration to be received by shareholders in the Merger is fair to such shareholders from a financial point of view, and
(iii) the fact that the Merger Agreement did not preclude the Board of Directors in the exercise of its fiduciary duties from accepting a bona fide offer which is superior to the Merger Consideration. In view of the above, neither the Board nor the Special Committee considered it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders of the Company for the purpose of negotiating the terms of the Merger. The affirmative vote of a majority of the unaffiliated shareholders of the Company is not required for approval and adoption of the Merger Agreement.

Opinion of Financial Advisor

      The Company retained RP Financial on behalf of the Special Committee in September 1999 to render its opinion with respect to any such transaction from a financial point of view to n-Vision shareholders in the event n-Vision entered into an agreement to be acquired. In requesting RP Financial's advice and opinion, the board of directors of n-Vision did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered to n-Vision its written opinion, dated October 6, 1999, and its updated opinion as of December __, 1999, to the effect that, based upon and subject to the matters set forth therein, and as of the date thereof, the consideration to be received by shareholders of n-Vision in the merger is fair to the holders of n-Vision stock from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by n-Vision shareholders and does not constitute a recommendation to any n-Vision shareholder to vote in favor of the proposal to approve and adopt the Merger Agreement. A copy of the RP Financial opinion is set forth as Appendix B to this Proxy Statement and should be read in its entirety by shareholders of n-Vision. RP Financial has consented to the inclusion and description of its written opinion in this Proxy Statement.

      RP Financial was selected by n-Vision to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions. RP Financial was engaged by n-Vision on September 9, 1999, pursuant to terms set forth in an engagement letter ("Engagement Letter"). RP Financial estimates that it will receive from n-Vision total professional fees of approximately $15,000, of which approximately $5,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, n-Vision has agreed to indemnify and hold harmless, to the fullest extent permitted by law, RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the Engagement Letter from and against any and all losses, claims, damages and liabilities, joint or several, that RP Financial may become obligated to pay, to which RP Financial may become subject or for which RP Financial may become liable, in connection with any of the services rendered pursuant to or matters that are the subject or arise out of the services rendered pursuant to the Engagement Letter. The Company is not under any obligation to indemnify or hold harmless RP Financial if a court of competent jurisdiction determines by a final nonappealable judgment that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought under the Engagement Letter. Any time devoted by employees of RP Financial to situations for which indemnification is provided under the Engagement Letter is an indemnifiable cost payable by n-Vision at the normal hourly professional rate chargeable by such employee. The Company is required to pay for or reimburse the reasonable expenses, including attorney's fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes n-Vision: (i) a written statement of RP Financial's good faith belief that it is entitled to indemnification; and (ii) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

      In rendering its opinion, RP Financial reviewed the following materials:
(1) the Merger Agreement, dated October 6, 1999, including exhibits; (2) the following information for n-Vision: (a) audited financial statements for the fiscal years ended December 31, 1996 through 1998 included in the annual reports, (b) shareholder and internal financial and other reports through the most recent date available, (c) the proxy statement for the Company's annual meeting of shareholders for each of the last three years, and (d) the prospectus for the initial public offering in 1996 and Form SB-2 Registration Statement dated May 29, 1996; (3) discussions with n-Vision's management regarding past and current business, operations, financial condition, and future prospects; (4) competitive factors; and (5) the market pricing and financial characteristics of publicly-traded companies offering similar products as well as those companies in the electronic instruments and controls industry and the technology sector.

      In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning n-Vision furnished by n-Vision to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding public companies and the market and competitive environment for the products offered by n-Vision. The Company did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of n-Vision.

      RP Financial expresses no opinion on matters of a legal, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated.

      RP Financial's opinion and updated opinion were based solely upon the information available to it and the economic, market and other circumstances as they existed as of October 6, 1999, and December __, 1999, respectively; events occurring after the most recent date could materially affect the assumptions used in preparing the opinion.

      In connection with rendering its opinion dated October 6, 1999, and updated as of December __, 1999, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the Merger Consideration was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, financial and economic conditions, industry performance and other matters, many of which are beyond the control of n-Vision, as well as RP Financial's experience in securities valuation and merger transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to n-Vision and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other. The Merger Consideration exceeded the per share values indicated by the Public Multiple Approach, the Component Value Approach and the Control Premium Approach. The Discounted Cash Flow Analysis was inconclusive.


      Discounted Cash Flow Analysis. In applying the discounted cash flow analysis, RP Financial typically estimates the present value of both future dividends over a five year period and a terminal value at the end of the fifth year, reflecting alternative strategies in comparison to a continuation of a company's recent operating strategy, growth and profitability. Pricing multiples are then applied to year five per share data, such as price/earnings, price/book and price/revenues to determine the terminal value range, and such multiples are typically derived from market data, particularly the pricing multiples of comparable companies. The cash flows are then discounted to present value based on an appropriate discount rate, taking into consideration the earnings capitalization rate of similar companies, the treasury yield curve (i.e., the risk-free rate) and perceived investment risks in the particular company subject to valuation, with higher discount rates applied to those companies with a higher risk profile. The application of the discounted cash flow approach to n-Vision was not appropriate in view of the expected exhaustion of remaining cash within the next year, the competitive environment, the limited demand for n-Vision's virtual reality products and systems, and the current operating losses resulting from low revenues.

      Public Multiple Approach. The public multiple approach was also considered in determining the value of the Company. In view of n-Vision's operating losses and expected exhaustion of current cash and stockholders' equity, based on year-to-date experience, the derivation of value based on earnings and book value per share was not meaningful. RP Financial considered a derivation of value based on n-Vision's revenues, reflecting a continuation of year-to-date average monthly revenues until the current cash position is expected to be exhausted, or approximately seven months. The multiple was derived from a comparison to the financial and pricing characteristics of publicly-traded companies within the electronic instruments and controls industry and the technology sector. The 50 companies included in the electronics instruments and controls industry used for comparative purpose were as follows:

Advanced Energy Industries         Eaton Corp.                      Sawtek, Inc.
Ametek, Inc.                       Hadco Corporation                SCI Systems, Inc.
American Power Conversion          Hutchinson Technology            SGL Carbon Group
Amphenol Corporation               Hubbell Inc.                     S3, Inc.
Arrow Electronics                  Jabil Circuit                    SLI, Inc.
ASE Test Limited                   KEMET Corporation                Solectron Corp
Artesyn Technologies, Inc.         Lernout & Hauspie N.V.           Siemens AG
Avnet, Inc.                        Methode Electronics              TDK Corporation
AVX Corporation                    Marshall Industries              Tektronics, Inc.
Anixter International              Molex, Inc.                      Teleflex, Inc.
Baldor Electric                    Oak Industries, Inc.             Thomas & Betts Corp.
Benchmark Electronics              Paradyne Networks, Inc.          Technitrol, Inc.
Ballard Power Systems, Inc.        Premier Farnell PLC.             UCAR International, Inc.
Celestica, Inc.                    Plexus Corp.                     Vicor Corporation
CTS Corporation                    Rockwell International Corp      Vishay Intertechnology Corp
DII Group, Inc.                    Rayovac Corp.                    Wesco International
Electro Scientific Inds.           Sanmina Corporation

      In this regard, such comparative groups were much larger in terms of revenues and total resources, more profitable on average, better capitalized and had better prospects, leading to their average price/revenue multiple of 2.26 times as of September 2, 1999. For n-Vision, RP Financial considered a multiplier of 0.58 times the annualized revenues for the first six months of 1999 to be appropriate, given n-Vision's recent revenue trends and negative operating results and cash flows as well as the less favorable comparison relative to such comparative group. The 0.58 times revenue multiplier indicates a per share value of $0.29 for n-Vision.

      The price to sales ratios of the industry, sector and S&P 500, as set forth in RP Financial's analysis, were as follows:

         Industry         2.26x
         Sector          12.19x
         S&P 500          5.42x

      RP Financial considered the industry ratios to be most appropriate in the n-Vision analysis, and provided the sector and S&P 500 ratios as a comparison for the sector and not as a benchmark for valuation purposes. The sector ratios are less appropriate as it includes companies not involved in the manufacturing of electronic instruments and controls. The 0.58 multiplier was arrived at for n-Vision based on the estimated number of months until the Company's cash position was exhausted - representing 1 times revenues for the estimated number of months of solvency. RP Financial considered the use of an industry revenue multiplier derived from generally profitable going concern entities to be acceptable provided that the multiplier was risk adjusted downwards for n-Vision.

      The trailing 12 months multiplier was derived in the same fashion as above, but considered less reliable as the last six months represented a better picture of the current situation. The trailing 12 months calculation, which did not produce a materially different valuation, was provided to the Company for comparative purposes.

      No company or transaction used in this composite is identical to the Company or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

      Component Value Approach. In view of the pending exhaustion of cash and equity, RP Financial estimated the Company's value based on the component value approach, specifically, determining the net asset value of n-Vision based on the estimated balance sheet as of October 31, 1999, a date shortly preceding the anticipated merger date. The estimated balance sheet as of October 31, 1999, prepared internally by n-Vision, requires adjustment to reflect the estimated liquidation value of inventory and property and equipment, along with the estimated value of off balance sheet assets, other intangible assets and the maximum potential value of the net operating loss carryforwards to an acquiror.

      The estimated balance sheet took into account certain anticipated cash flows and expenses and was thus considered to be a more accurate picture of the Company's financial position at a date near the potential merger date. Some of these anticipated cash flows included a partial writedown of inventory, the expected decline in accounts receivable reflecting declining sales and the continued negative cash flow and operating losses. Accordingly, these projections reflected a $0.6 million reduction in the Company's equity from June 30, 1999. Based on conversations with the Company, RP Financial made certain adjustments to the estimated balance sheet in the application of the component value approach, to reflect estimated liquidation value adjustments for inventory and property and equipment, which led to a negative adjustment to equity of $0.365 million. In developing the estimate of net asset value, RP Financial also considered the value of off balance sheet assets and the maximum potential value of the estimated $4.5 million net operating loss carryforwards to an acquiror. In view of no n-Vision product patents or trademarks, low barrier to entry by competitors, the dependency on a limited number of suppliers for parts and technology, the intensity of competition, the current financial condition, limited customer base and the historical dependency on repeat orders from one large customer, RP Financial attributed no value to off balance sheet items other than the maximum potential value of the net operating loss carryforwards to an acquiror through the 2019 expiration of the NOLs. The $148,000 estimated value of the NOLs was computed as the net present value of the estimated annual NOL usage until expiration. The estimated annual NOL usage was based on the following accounting formula: fair market value of the Company (the merger price) times the long term tax exempt bond rate (5.75% based on prevailing interest rates) times the effective tax rate (38% federal and state tax rate). In computing the NOLs value, RP Financial computed the maximum value of the NOLs available to an acquiror, although there is no guarantee that an acquiror could realize the full value. The net asset value per share was computed as the sum of adjusted balance sheet net asset value and the NOLs value, or approximately $1.212 million in the aggregate and $0.46 per share.

      Control Premium Approach. Pursuant to the control premium approach, RP Financial determined the per share value by applying the average control premium in sale of control transactions over the last 4 years to the recent per share price of the Company. For purposes of this approach, per share prices of the publicly traded companies were determined using the last 5 trading days before the merger was announced and the Company's per share price was determined using a 90 day period prior to the date of the Merger Agreement. In view of the limited trading of n-Vision stock, RP Financial considered the last 5 trading days to be a poor indicator of value and thus used a longer trading period. Over the last 4 years, based on information published by Mergerstat, the average control premium paid over the market price of publicly-traded companies has ranged from a high of 44.7 percent in 1995 to a low of 32.5 percent in 1998, averaging 37.85 percent for the four years. Based on this average control premium and the average price of the Company's Common Stock over the previous 90 day period prior to the date of the Merger Agreement of approximately $0.18 per share, the indicated control value per share was $0.24 per share.

      Given the specialization of n-Vision's products, there are few comparables. Therefore, RP Financial used a commonly accepted measure of control premium. The sale of control transactions used in the analysis included companies in many different industries. RP Financial did not make a downward adjustment for n-Vision's pending short-term exhaustion of liquidity in applying this approach.

ATS' and ATS Acquisitions' Purpose and Reasons for the Merger

      The purpose of ATS for engaging in the transactions contemplated by the Merger Agreement is for ATS to acquire all of the outstanding shares of Common Stock of n-Vision. In determining to acquire such shares of Common Stock at this time, ATS considered the following factors:

      (i) the ability to expand its systems engineering and software offerings to the Company's client base. Currently only 4% of ATS' revenue comes from the private sector, ATS recognizes the importance of diversifying its client base and believes that the Company's clients will present a marketing opportunity. The private and public sectors are experiencing a labor shortage of qualified and skilled engineers and software professionals, ATS has nearly 900 such professionals and has demonstrated the ability to attract and retain staff. The Company's clients are experiencing the same labor shortage problems. However, as these skills are not their main business focus, they frequently turn to consulting firms to provide the needed engineering and software skills. ATS is in a position to provide those skills.

      (ii) the belief that the Company can be profitable as a private company that does not have to comply with the typical costs associated with being a public reporting company. Significant cost savings will result from no longer having the requirement to file periodic reports with the SEC, all of which take internal management effort and have to be reviewed by the Company's legal counsel and independent accountants. These reporting requirements also have significant printing costs associated with them. Lastly the costs of auditing the books and records of the Company will be reduced as a private entity.

     (iii) the ability to market the Company's products to the federal government. ATS' main source of revenue is supplying engineering and software services to the federal government. Certain product models of the Company's product line have applications that are and will continue to be of interest to the federal government, however, to date the Company has sold its product to the federal government through prime contractors and not directly to the federal end user community. ATS has demonstrated an ability to sell directly to the federal end users, and by selling directly to the federal government ATS believes that it will be able to generate an increase in revenue.

      (iv) ATS' ability to expand its existing business into additional lines of business. ATS' ability to expand the Company's products to the federal government will allow ATS to market to areas of the federal government to which it currently does not have a strong product offering. The Company's products are particularly attractive to the training and simulation segment of the federal government, especially the U.S. Department of Defense. ATS currently has a small but growing base of revenue with the U.S. Department of Defense, however with the Company's products as a "door opener" to the training and simulation segment, it believes that significant increases in U.S. Department of Defense revenue can be attained.

      ATS believes that the above factors could not be achieved for n-Vision as a public company due to the capital required and the risks of failure which may not be acceptable for a public company. ATS will be required to provide additional capital in order to successfully expand the Company's engineering and software offerings, marketing and research and development of additional products. As discussed above, the Company has been unable as a stand-alone public company to raise capital to implement such product and marketing expansions. In addition, existing capital at n-Vision is being depleted due to the Company's current cash flow requirements and such expansion programs would require more capital and time to implement.

      After consideration of these various factors, ATS decided to make a proposal to n-Vision to acquire for cash, through a merger, all of the outstanding shares of Common Stock that it did not own at a price of $0.50 per share, which represents a premium of 67% over the closing price of the Common Stock on the OTC Bulletin Board on October 14, 1999, the date immediately prior to the public announcement of the signing of the Merger Agreement. ATS proposed to structure the transaction as a cash merger in order to transfer ownership of the equity interest in the Company in a single transaction and provide the shareholders other than ATS with prompt payment in cash in exchange for their shares.

      ATS has reviewed the factors which were considered by the Special Committee and the Board of Directors of the Company and has concluded that the terms of the Merger are fair to the unaffiliated shareholders. In reaching such conclusion ATS believed that the all cash purchase price per share of Common Stock would be attractive to shareholders in view of historical market prices and that the requisite working capital was available to ATS to cover such price. Such conclusion was also based on the review and knowledge of Management in connection with the transactions and events described under "Special Factors--Background of the Merger". ATS and ATS Acquisitions did not perform any independent analysis of the factors considered by the Special Committee and Board of Directors or of other factors not considered by the Special Committee and Board of Directors such as liquidation value. ATS did not attach relative weights to the factors considered in reaching its conclusions.

      The unaffiliated shareholders should be aware that certain officers and directors of ATS and ATS Acquisitions are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the unaffiliated shareholders. See "-Interests of Certain Persons in the Merger; Conflicts of Interest." ATS considered these potential conflicts of interest and based in part thereon, ATS' proposed offer was conditioned on, among other things, the approval of the Merger by the Special Committee and the receipt by the Special Committee of a fairness opinion from an independent financial advisor.

      ATS and ATS Acquisitions believe that the procedures used to approve the Merger on behalf of the Company were fair to the unaffiliated shareholders. In reaching this conclusion, ATS and ATS Acquisitions relied on (i) the creation of a special committee consisting of non-employee directors of n-Vision to negotiate the terms of the Merger Agreement; (ii) the engagement of RP Financial to render an opinion to the effect that the consideration to be received by shareholders in the Merger is fair to such shareholders from a financial point of view, and (iii) the fact that the Merger Agreement did not preclude the Board of Directors in the exercise of its fiduciary duties from accepting a bona fide offer which is superior to the Merger Consideration.

Messrs. Lewis' and Rumsey's Purpose and Reasons for the Merger

      Messrs. Lewis' and Rumsey's purpose for proposing the Offer and pursuing the acquisition of n-Vision by ATS are to protect their business reputation and that such an acquisition can be done by them in a manner that will provide them tax advantages which permits them to offer a premium to the Company's market price that may not be offered by a third party. With regard to their business reputation, Messrs. Lewis and Rumsey would prefer to effect an acquisition at a premium to market while the Company is still solvent than to liquidate the Company in bankruptcy. Messrs. Lewis and Rumsey have reviewed the factors which were considered by the Special Committee and the Board of Directors of the Company and have concluded that the terms of the Merger are fair to the unaffiliated shareholders. Messrs. Lewis and Rumsey, in their individual capacity, did not perform any independent analysis of the factors considered by the Special Committee and Board of Directors or of other factors not considered by the Special Committee and Board of Directors such as liquidation value. In making their determination, they also considered the fact the Merger Consideration was based on the financial condition of the Company in October 1999, that the Company's financial condition would deteriorate over the length of time required to complete the acquisition, and that the Merger Agreement does not provide a mechanism whereby the Merger Consideration would be reduced as the financial condition of the Company worsened.

      Messrs. Lewis and Rumsey believe that the procedures used to approve the Merger on behalf of the Company were fair to the unaffiliated shareholders. In reaching this conclusion, Messrs. Lewis and Rumsey relied on (i) the creation of a special committee consisting of non-employee directors of n-Vision to negotiate the terms of the Merger Agreement; (ii) the engagement of RP Financial to render an opinion to the effect that the consideration to be received by shareholders in the Merger is fair to such shareholders from a financial point of view, and (iii) the fact that the Merger Agreement did not preclude the Board of Directors in the exercise of its fiduciary duties from accepting a bona fide offer which is superior to the Merger Consideration.

Certain Projections Provided to the Financial Advisor

      In the normal course of business, n-Vision's management prepares internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information in order to be able to anticipate the financial performance of n-Vision. It does not, as a matter of course, publicly disclose these internal documents.

      The Company provided financial projections to RP Financial in connection with their review of the terms of the Merger Agreement. These projections reflected management's best estimates and good faith judgments as to the future performance of n-Vision and reflected a number of assumptions, including the following material assumptions:

          o    a $200,000 writeoff of 75% of LCD parts;

          o    costs of the transaction were not included;

          o    includes only orders in hand as of August 31, 1999; and

          o no further reduction in costs, etc. prior to closing of the transaction.

      The financial projections were subject to and prepared on the basis of estimates, limitations, qualifications and assumptions, and involved judgments with respect to, among other things, future economic, competitive and financial and market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive uncertainties, all of which are difficult to predict and many of which are beyond n-Vision's control.

Cash Flow Estimate

Beginning Balance             09/01/1999                     $941,521

A/R Collection..........................     $       86,401
                                             --------------
Open Orders.............................            195,330
A/P Payments............................            (62,000)


Payroll (4 Periods).....................            (55,682)
Payroll Taxes/Processing................             (5,002)
Benefits................................             (7,752)

Rent (Net)..............................            (12,200)
Phone/Internet..........................             (2,990)
Eq. Leases..............................             (1,324)
Insurance...............................             (2,666)

Mktg/R&D/Misc...........................            (35,000)
Direct Costs............................            (90,000)
A/R not collected.......................            (97,665)
Transaction Costs.......................            (55,000)
Valuation Costs.........................            (15,000)

Net Change..............................     $     (160,550)
                                             --------------
Ending Balance                10/31/1999                     $780,971

Pro Forma Balance Sheet
As of 10/30/1999

                                 ASSETS

Current Assets
     Cash...............................     $      825,000
                                             --------------
     Accounts Receivable................            115,000
     Inventories........................            600,000
     Prepaid Expenses...................             60,000

Total Current Assets....................          1,600,000
                                             --------------

Net Property, Plant & Equipment.........            330,000

Other Assets............................              4,000
                                             --------------

Total Assets............................     $    1,934,000
                                             --------------


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Current Maturities-ATS.............     $      120,000
                                             --------------
     Accounts Payable...................             75,000
     Accrued Salary & Benefits..........             70,000
     Deferred Revenue/Warranty Cost.....             60,000
                                             --------------

Total Current Liabilities...............            325,000

Long Term Liabilities-ATS...............            180,000

Stockholders' Equity
     Common Stock-2,651,523 issued......             26,515
     Paid in Capital....................         10,473,679
     Accumulated Deficit................         (9,071,194)
                                             ---------------

Total Stockholders' Equity..............          1,429,000

Total Liabilities Stockholders' Equity..     $    1,934,000
                                             --------------


Certain Effects of The Merger

      As a result of the Merger, the entire equity interest in the Company will be beneficially owned by ATS; the Company's shareholders will have no further interest in the Company except their right to receive the Merger Consideration.

      In addition, the Common Stock will no longer be traded on the OTC Bulletin Board and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Securities and Exchange Commission and will make most other provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable.

      The receipt of cash pursuant to the Merger will be a taxable transaction. See "--Federal Income Tax Consequences."

Interests of Certain Persons in the Merger; Conflicts of Interest

      In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of n-Vision have interests in connection with the Merger that present them with actual or potential conflicts of interest. The Special Committee and the Board were aware of their conflicts and considered them among the other matters described under "--Recommendation of the Special Committee and Board of Directors; Reasons for the Merger." The members of the Special Committee will receive an aggregate amount of $6,000 if the Merger is successfully consummated solely as a result of their holdings of n-Vision securities. The members will receive no other consideration upon consummation of the Merger.

The Special Committee

      Mr. Ronald Wilgenbusch and Dr. Nelson Merritt, members of the Special Committee, own zero and 2,000 shares of Common Stock, respectively. In addition, as of November 4, 1999, Ronald Wilgenbusch holds options to acquire 22,500 shares of Common Stock, with exercise prices ranging from $0.25 to $1.00. Of these options, options to acquire 20,000 shares are exercisable with an exercise price of $0.25. The remaining options to acquire 2,500 shares have an exercise price of $1.00 and will be treated on the same terms as all the other holders of n-Vision stock options. See "The Merger Agreement - Treatment of n-Vision Stock Options and Warrants."

The n-Vision Directors and Executive Officers

      The members of the Board of Directors, other than the members of the Special Committee, and executive officers of n-Vision own in the aggregate no options and 1,256,289 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $628,144.50 upon consummation of the Merger. Delmar Lewis and Claude Rumsey also beneficially own 77.7% and 17.3%, respectively of the outstanding shares of common stock of ATS as of December 16, 1999. Further, Messrs. Lewis and Rumsey hold directorship and officer positions with ATS and will continue to hold these positions after consummation of the Merger. See "Management." The directors and officers of ATS Acquisitions will become the directors and officers of n-Vision upon consummation of the Merger. Any officers of n-Vision who are retained by ATS will not be employed pursuant to an employment contract, but will be employed at will.

Indemnification

      The Merger Agreement provides that for a period of six (6) years after the Effective Time, ATS and ATS Acquisitions will fulfill and honor in all respects the indemnification obligations of n-Vision, to the fullest extent then permitted under Delaware law or, if greater, pursuant to n-Vision's Certificate of Incorporation and Bylaws, each as in effect immediately prior to the date of the Merger Agreement, to those individuals who were directors, including the members of the Special Committee, and executive officers of n-Vision at the Effective Time. After the Merger, n-Vision's Certificate of Incorporation and Bylaws will contain provisions reflecting such obligations for indemnification and elimination of liability for monetary and such provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors and executive officers of n-Vision at the Effective Time, unless such modification is required by law.

Federal Income Tax Consequences

      The following discussion summarizes the principal federal income tax considerations relevant to the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

      THIS TAX DISCUSSION IS BASED UPON PRESENT LAW. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

      The receipt of the Merger Consideration by holders of Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $0.50 and the holder's basis per share in the Common Stock. Such gain or loss generally will be a capital gain or loss provided that the holder held the Common Stock as a capital asset. Capital gain or loss will be treated as long-term capital gain or loss if the holder held the Common Stock for more than one year, and will be treated as short-term capital gain or loss if the holder held the Common Stock for one year or less.

      A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to the Merger Consideration received, unless the holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number ("TIN"), and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding, each holder must provide the Payment Agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide ATS with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. ATS (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

      Neither the Company nor ATS will recognize gain or loss for tax purposes as a result of the Merger.

Source of Funds

      The aggregate consideration payable in the Merger is approximately $1,275,762. ATS intends to finance the Merger by using its existing working capital.

                              THE MERGER AGREEMENT

Parties to the Merger

   The Company

      The Company designs, develops, manufactures, and markets state-of-the-art 3D immersive displays for use in advanced visualization applications, products, and systems for a variety of commercial, industrial, and military applications. The Company offers a versatile product line, logical upgrade paths for current systems, and customization services.

      The principal executive offices of the Company are located at 7680 Old Springhouse Road, Madison Building, First Floor, McLean, Virginia 22102, and its telephone number is (703) 506-8808. See "Business of the Company."

   Advanced Technology Systems, Inc.

      ATS, a Virginia corporation, is a privately held Company owned by Delmar Lewis and Claude Rumsey. ATS and its subsidiaries provide innovative systems engineering and software development solutions to government and commercial clients worldwide. ATS supports full life cycle systems development, information systems support, and integration for the following systems/ applications areas: mainframe and client servers; database and data warehousing; web-enabling systems; desktop architecture and commercial off-the-shelf integration; workflow and imaging; and software maintenance and Year 2000 service.

      The principal executive offices of ATS are located at 7915 Jones Branch Road, 7th Floor, McLean, Virginia 22101, and its telephone number is (703) 506-0088.

   ATS Acquisitions, Inc.

      ATS Acquisitions is a newly formed Delaware corporation organized at the direction of ATS for the sole purpose of effecting the Merger and has not conducted any prior business.

      The principal executive offices of ATS Acquisitions are located at 7915 Jones Branch Road, 7th Floor, McLean, Virginia 22101, and its telephone number is (703) 506-0088.

General

      The Merger Agreement provides that, subject to the approval of the Merger by the shareholders of the Company and satisfaction of certain other conditions, ATS Acquisitions will be merged with and into n-Vision and n-Vision will be the surviving company. At the Effective Time, n-Vision's Certificate of Incorporation and Bylaws will be amended to conform to the Certificate of Incorporation and Bylaws of ATS Acquisitions in effect immediately prior to the Effective Time. In addition, the directors and officers of ATS Acquisitions will become the directors and officers of n-Vision upon consummation of the Merger. All references and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement, which is attached hereto as APPENDIX A.

      Upon consummation of the Merger, the holders of outstanding Common Stock as of the Record Date will be entitled to receive $0.50 in cash, without interest, for each share of Common Stock owned by them. Under Delaware law, appraisal rights are available for shares of any dissenting shareholder who complies with the provisions of Section 262 of the DGCL. See "Rights of Dissenting Shareholders." After the Merger, holders of Common Stock will possess no other interest in or rights as shareholders of n-Vision.

Effective Time of the Merger and Payment for Shares

      The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to shareholders by the Company's transfer agent, American Stock Transfer & Trust Company (the "Payment Agent"), promptly following the Effective Time. Shareholders should not submit their stock certificates to the Payment Agent until they have received such materials. The Payment Agent will send payment of the Merger Consideration to shareholders as promptly as practicable following receipt by the Payment Agent of their stock certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of stock certificates. See "The Merger Agreement - Conversion of Securities." Shareholders should not send any stock certificates to the Company or the Payment Agent at this time.

Treatment of n-Vision Stock Options and Warrants

   Stock Options

      ATS shall pay to each holder of an option which has been granted by the Company to purchase shares of the Company's Common Stock, and which is outstanding and exercisable but unexercised immediately prior to the Effective Time, an amount in cash computed by multiplying (i) any positive difference obtained by subtracting from (x) the per share amount of the Merger Consideration and (y) the per share exercise price applicable to such option by
(ii) the number of shares of the Company's Common Stock subject to such option, subject, with respect to each such holder, to the receipt by ATS of an acknowledgment from such holder that such payment shall constitute consideration for the termination and cancellation of such option. ATS shall make such payments on the Effective Date. The Company agrees to take or cause to be taken all action necessary so that each such option outstanding immediately after the Effective Time as a result of the failure of the holder thereof to deliver the acknowledgment described in the preceding sentence shall be converted into a right to receive the amount described in the preceding sentence. The only person who holds options with an exercise price that is less than the Merger Consideration is Ronald Wilgenbusch.

   Warrants

      In the event that any of the Company's warrants to purchase shares of the Company's Common Stock, exercise price $11.00 per share, are exercised and paid for after the Effective Date and prior to their expiration, ATS shall pay to the holder of such warrants an amount in cash computed by multiplying (x) the per share amount of the Merger Consideration by (y) the number of shares of Common Stock to be issued pursuant to such warrants, subject, with respect to each such holder, to the receipt of or acknowledgement from such holder that such payment shall constitute consideration for the termination and cancellation of such warrants. Upon exercise, two warrants may be exchanged for one share of Common Stock. Since the exercise price greatly exceeds the Merger Consideration, the Company does not expect any warrants to be exercised.

Conditions

      Each party's obligation to effect the Merger is subject to the satisfaction of each of the following conditions at or prior to the Effective
Time:

           (i) the Merger Agreement and the transactions contemplated therein shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in accordance with the DGCL; and

           (ii) no party to the Merger Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

      The obligations of n-Vision to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived by n-Vision (upon approval of the Special Committee):

           (i) the representations and warranties of the ATS and ATS Acquisitions in the Merger Agreement shall be true and correct on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

           (ii) ATS and ATS Acquisitions shall have performed or complied in all material respects with all obligations required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time; and

           (iii) ATS shall have delivered to n-Vision a certificate signed by an officer of each of ATS and ATS Acquisitions certifying to the effect of above clauses (i) and (ii).

      The obligations of ATS and ATS Acquisitions to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived by ATS:

           (i) the representations and warranties of n-Vision in the Merger Agreement shall be true and correct on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

           (ii) n-Vision shall have performed or complied in all material respects with all obligations, agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

           (iii) n-Vision shall have delivered to ATS a certificate signed by an officer of n-Vision certifying to the effect of above clauses
                 (i) and (ii);

           (iv) n-Vision shall have delivered to ATS certified copies of the resolutions or documents of like import evidencing the authorization of the Merger Agreement and the consummation of the transactions contemplated thereby by n-Vision's Board of Directors and shareholders;

           (v) n-Vision shall have furnished ATS with such certificates of n-Vision's officers or others and such other documents to evidence the conditions set forth in the Merger Agreement as ATS may reasonably request; and

           (vi) n-Vision shall be responsible for making all filings and/or submitting all returns with respect to any state and/or local real estate transfer or gains taxes that are required to be filed before the Effective Time. n-Vision also agrees to pay any expenses relating to the preparation or filing of such returns.

Representations and Warranties

      n-Vision has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the transaction, its capitalization, requisite governmental and other consents and approvals, title to its assets, the content and submission of forms and reports required to be filed by n-Vision with the Securities and Exchange Commission, and its receipt of a fairness opinion from RP Financial.

      ATS and ATS Acquisitions have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, their capitalization, their authority to enter into the transaction, adequacy of their financial resources to pay the Merger Consideration and the absence of any pending claims, actions or proceedings that would materially hinder or delay consummation of the Merger.

      The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger. After such expiration none of the parties to the Merger Agreement or their respective officers, directors or principals will have any liability for any such representations or warranties.

Covenants

      In the merger agreement, among other things, n-Vision has agreed that:

      (i) during the period from the date of the Merger Agreement and continuing until the termination of the Merger Agreement, it will not solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any acquisition proposal, or enter into any negotiations or discussions in order to obtain or endorse an acquisition proposal, subject to certain limitations including, but not limited to, n-Vision's obligation to comply with its fiduciary duties to its shareholders;

      (ii) from the date of the Merger Agreement through the Effective Time, it will provide ATS with reasonable access to its properties, assets, financial and operating data and information, books and records and personnel, and it will agree to keep confidential any confidential information furnished by any other party to the Merger Agreement;

      (iii) it will use reasonable best efforts to exempt or continue to exempt ATS, the Merger Agreement and the Merger from any antitakeover provisions in its Certificate of Incorporation and Bylaws and the provisions of any federal or state antitakeover laws;

      (iv) subject to the terms and conditions of the Merger Agreement, it shall use all reasonable efforts to take all actions necessary, proper and advisable to consummate the transactions contemplated by the Merger Agreement, including obtaining all necessary extensions, waivers, consents and approvals from all applicable governmental entities and regulatory agencies;

      (v) it shall issue a joint release with ATS announcing the Merger Agreement and thereafter consult with ATS in issuing any press releases or similar public disclosure with respect to the Merger transactions and in making any filings with any governmental entity, national securities exchange or association with respect thereto;

      (vi) it will give prompt notice to ATS and ATS Acquisitions of (a) any event or condition that would cause any of its representations or warranties set forth in the Merger Agreement not to be true and correct in all material respects as of the date of the Merger Agreement or as of the Effective Time, or any of its obligations set forth in the Merger Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to that time; and (b) any action of a third party of which it receives notice that might reasonably be expected to prevent or materially delay the consummation of the Merger;

      (vii) it will take all action necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a Special Meeting of Shareholders to vote on the approval and adoption of the Merger Agreement. In addition, its Board of Directors, subject to its fiduciary duties to the shareholders, shall recommend at the Special Meeting that the shareholders approve and adopt the Merger Agreement and shall use its reasonable best efforts to solicit such approvals; and

      (viii) as soon as practicable after the date of the Merger Agreement, it will prepare a proxy statement, reasonably acceptable to ATS, to take shareholder action on the Merger and the Merger Agreement, file the proxy statement with the SEC, respond to SEC comments and thereafter mail the proxy statement to shareholders.

      In addition, ATS and ATS Acquisitions agree that:

      (i) it will give prompt notice to n-Vision of (a) any event or condition that would cause any of its representations or warranties set forth in the Merger Agreement not to be true and correct in all material respects as of the date of the Merger Agreement or as of the Effective Time, or any of its obligations set forth in the Merger Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to that time; and (b) any action of a third party of which it receives notice that might reasonably be expected to prevent or materially delay the consummation of the Merger; and

      (ii) from and after the Effective Time through the sixth anniversary of the Effective Date, they will on a joint and several basis agree to provide indemnification for each present and former director of n-Vision; and

      (iii) they will furnish n-Vision with all information that n-Vision shall reasonably request in connection with its preparation of the proxy statement in connection with the Merger.

Indemnification

      From and after the Effective Time through the sixth anniversary of the Effective Date, ATS and ATS Acquisitions on a joint and several basis will indemnify and hold harmless each present and former director and officer of n-Vision (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent then permitted under Delaware law or, if greater, that n-Vision would have been permitted under its Certificate of Incorporation or Bylaws in effect as of the date of the Merger Agreement. After the Merger, n-Vision's Certificate of Incorporation and Bylaws will contain provisions reflecting such obligations for indemnification and elimination of liability for monetary and such provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors and executive officers of n-Vision at the Effective Time, unless such modification is required by law.

Termination, Amendment and Waiver

   Termination

      Notwithstanding any other provision of the Merger Agreement, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of the Company:

      (a) by the mutual consent of ATS and the Company in a written instrument if the Board of Directors of each so determines by vote of a majority of the members of its respective entire board;

      (b) by ATS or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in the Merger Agreement, which failure or non-compliance is material in the context of the transactions contemplated by the Merger Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in the Merger Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party;

      (c) by ATS or the Company by written notice to the other party if either
(i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement, provided, however, that no party shall have the right to terminate the Merger Agreement if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth herein;

      (d) by ATS, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's shareholders approve and adopt the Merger Agreement or if, after recommending in the Proxy Statement that shareholders approve and adopt the Merger Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to ATS, or the Special Meeting is held and the holders of Common Stock shall fail to approve and adopt the Merger Agreement; or

      (e) by ATS by written notice to the Company in the event that there has occurred since the date of the Merger Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a material adverse effect on the Company; provided that ATS shall have given the Company thirty (30) calendar days prior written notice of such termination, and the Company shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period.

   Amendment

      The Merger Agreement may be amended by ATS and the Company, by or pursuant to action taken by their respective boards of directors, at any time before or after approval of the Merger Agreement by the shareholders of the Company but, after such approval, no amendment shall be made which reduces the amount or changes the form of the Merger Consideration or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing specifically referring to the Amendment provision of the Merger Agreement and signed on behalf of each of the Company and ATS.

   Waiver

      At any time prior to the Effective Date, ATS and ATS Acquisitions, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any documents delivered pursuant to the Merger Agreement and (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement which may legally be waived. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to the Waiver provision in the Merger Agreement and signed on behalf of such party.

Accounting Treatment

      The merger will be accounted for by ATS under the purchase method of accounting in accordance with generally accepted accounting principles whereby the value of the consideration paid in the merger will be allocated based on the estimated fair values of the assets acquired and liabilities assumed at the Effective Date.

Pro Forma Financial Information

      Pro forma financial information has not been included in this proxy solicitation because the Public Stockholder are receiving cash consideration only and will not retain or receive a continuing interest in the Company's business after the merger.

Conduct of the Business of the Company if the Merger is Not Consummated

      If the Merger is not consummated, the Board of Directors expects that the Company's current management may have no alternative other than to liquidate to Company.

Conversion of Securities

      At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, shares held in treasury by n-Vision and shares held by ATS) will, by virtue of the Merger, be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, shares held in treasury by n-Vision and shares held by ATS, by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a stock certificate formerly representing any shares (other than the Dissenting Shares, shares held in treasury by n-Vision and shares held by ATS) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Merger Consideration for such shares upon surrender of the stock certificate. Shares of common stock of ATS Acquisitions issued and outstanding immediately prior to the Effective Time shall become shares of the surviving Company and shall thereafter constitute all the issued and outstanding shares of n-Vision.

      No interest will be paid or accrued on the amount payable upon the surrender of any stock certificate. Payment to be made to a person other than the registered holder of the stock certificate surrendered is conditioned upon the stock certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Payment Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable. Eighteen (18) months following the Effective Time, ATS may require the Payment Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Payment Agent which have not been disbursed to holders of stock certificates formerly representing shares outstanding prior to the Effective Time. After such time holders of n-Vision stock certificates will be entitled to look to ATS only as general creditors with respect to cash payable upon due surrender of their stock certificates. Notwithstanding the foregoing, neither the Payment Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

      Shares of Common Stock will not be transferred on the stock transfer books at or after the Effective Time. If certificates representing such shares are presented to n-Vision after the Effective Time, such shares will be canceled and exchanged for the Merger Consideration.

Regulatory Approvals

      No federal or state regulatory approvals are required to be obtained that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the requirements of the DGCL in connection with shareholder approvals and consummation of the Merger and (ii) the requirements of the federal securities laws.

Expenses of the Merger

      The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger and the related transactions, which will be paid by n-Vision are as follows:


       Cost or Fee                                              Estimated Amount
       -----------                                              ----------------

       Financial advisory fees........................             $   15,000
       Legal fees.....................................                 85,000
       Accounting fees................................                 15,000
       Printing and mailing fees......................                 15,000
       Commission filing fees.........................                    256
       Miscellaneous..................................                  2,500
                                                                   ----------
                                                                   $  132,756

                        RIGHTS OF DISSENTING SHAREHOLDERS

      Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive payment of the "fair value" of such shares together with a fair rate of interest, if any, as determined by such court. The "fair value" as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached hereto as Appendix C.

      Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of shareholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any shareholder wishing to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

      A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

      Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to Claude H. Rumsey, Jr., Secretary, n-Vision, Inc., 7680 Old Springhouse Road, First Floor, McLean, Virginia 22102, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

      If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker holding Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

      Within 10 calendar days after the Effective Time, the Company, as the Surviving Company in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, the Company, or any shareholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such shareholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the shareholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

      Within 120 calendar days after the Effective Time, any shareholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company.

      If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the shareholders entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal.

      The Court may require shareholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder.

      Any shareholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

      If any shareholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest. A shareholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A shareholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any shareholder without the approval of the Court.

                 CONDUCT OF N-VISION'S BUSINESS AFTER THE MERGER

      ATS is continuing to evaluate n-Vision's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. ATS intends, at least initially, to operate n-Vision as a wholly owned subsidiary of ATS, continuing to focus on the 3D immersive display market in commercial, industrial and military applications. Given its strength and experience as a provider of systems engineering and software development solutions to the federal government, ATS expects to market n-Vision's products directly to the federal government and to market ATS' products and services to n-Vision's clients.

                             BUSINESS OF THE COMPANY

General


      The Company is a manufacturer of 3D immersive displays for use in advanced visualization applications, products, and systems for a variety of commercial, industrial and military applications, with products that are marketed worldwide, but principally to customers in North America, Europe, and the Pacific Rim. At the beginning of the 1996 fiscal year, the Company was focused on the Datavisor 10x, a high performance Head Mounted Display System (HMD). During 1996, the Company completed and began marketing the second generation HMDs, the DatavisorHiRes and the Datavisor VGA. The Datavisor VGA included new features and utilizes special electronics to address the lower resolution needs of the less powerful workstations and personal computers that operate in the VGA environment. During 1996, the Company also completed the development of the Virtual Binoculars, a hand-held display device available in both a high-resolution format and a VGA format. This product was aimed at the potential market in military and ship training systems. In the third quarter of 1996, the Company introduced the Datavisor 80, which maintains high-resolution capability but offers an expanded field of view, up to 120 degrees. The first model was delivered to NASA in November 1996 and a second unit was delivered in early January 1997.

      During the 1997 fiscal year, the Company focused on manufacturing and marketing the seven high performance display devices developed in prior years. These included the DatavisorHiRes and VGA products, the Datavisor 80 HiRes (high resolution) and VGA Virtual Binoculars, which garnered publicity when they were used by the Jet Propulsion Laboratory to view the Mars terrain in stereo. In the first quarter of the 1997 fiscal year, the Company concluded an engineering contract with a subsidiary of The Walt Disney Company to deliver its Viewport HMD product. This $476,000 effort led to a $1.25 million order, which was delivered in 1998.

      In its attempt to broaden its customer base by expanding its product lines to offer lower-priced products, the Company introduced the Datavisor LCD and Virtual Binoculars LCD in 1998. The Company's first shipments of the Datavisor LCD, a lightweight HMD, offered for just under $10,000, were in the fourth quarter of 1998. The Company's latest version of its Virtual Binoculars, the Virtual Binoculars LCD, employs LCD technology to offer true VGA resolution at an affordable cost. The Company also introduced the Datavisor NVG in 1998. The Datavisor NVG, high-resolution simulated night vision goggles, is an adaptation of the Company's core CRT (cathode ray tube) technology. The Datavisor NVG goggles are already being used by the Air Force to produce high-fidelity, low-cost night vision simulation that enables mission training. These new products were focused on bringing the Company closer to competition with the virtual reality products of large consumer electronics companies such as Sony.

      During the third quarter of 1999, the decision was made to cease manufacturing and production of the Datavisor LCD. It was determined that this product could not be manufactured cost-effectively in spite of the Company's best efforts to redesign the product using less expensive parts. The Datavisor LCD was unable to generate customer interest and failed to compete with similar, lower-priced products on the market.

      During the same quarter of 1999, the VB-30 Hand Held Viewer ("VB-30") was introduced at an industry trade show. Based on Sony's LDI-100B series of head mount displays, the VB-30 features high resolution in an ergonomic housing that may be held freely or mounted on a tripod. Priced at $4,000, the VB-30 is a cost-effective display solution for a variety of visualization or virtual reality applications. The VB-30 is also compatible with a wide range of video and computer input formats. Applications for the device include simulators that require a substitute for real binoculars (e.g., air traffic control, ship handling and aircraft identification), medical imaging, telepresence, public exhibits that require unassisted use of immersive displays, and workstation-based virtual reality applications.

      The Company has 13 employees, all of whom are full-time employees. The Company is not unionized. During 1999, one person left the Company and has continued to work with the Company on a consulting basis. The Company feels its relations with its employees are good.

      The Company continues to aggressively promote its products in international markets by enlisting resellers such as Deneb Robotics, Inc., Immersion S.A., Nihon Binary of Japan, Solidray Co. Ltd., Virtual Presence Ltd. and Virtual Reality Technologies Gmbh of Germany. The Company has sought representation overseas to reduce demonstration expenses and other marketing costs. Demonstrations are critical to sales success, and maintaining relationships with organizations in Europe and Japan have been important in reaching these markets with timely responses. Each distributor is trained in the use of the Company's products.

      The United States market has been characterized by direct selling and sales of the Company's products to integrators that are using the products as a component of or in support of various programs. While corporate and educational sales have tended to be direct sales after demonstration, integrators often must have the products demonstrated or integrated for the final customer, which has often been the U.S. Government.

      The Company extends sales terms of net 30 days. Overseas sales are quoted in U.S. Dollars to reduce currency risk. The Company grants distributors a right to return products, within limits. During the past fiscal year no products sold to distributors have been returned. U.S. Government sales often take longer to collect due to the bureaucratic nature of the U.S. Government and the extra approval channels usually encountered. All receivables due from the U.S. Government to date have been collected.

      The major suppliers for the Company's products are: Brimar Ltd. of England and Lexel Imaging Systems, Inc. for high resolution miniature cathode ray tubes. The supply was critically low in late 1997 due to a tube delivery requiring correction and slowed delivery of products at year end. As a result, the Company dropped a supplier and added Lexel to alleviate these concerns. Other important suppliers include Vivitek Ltd., a Taiwan based manufacturer of electronics components which has recently been acquired by Delta Electronics, Inc., and Apex Precision, Inc., a local company that supplies machined parts as required. The Company has excellent relationships with these suppliers, and expects no change in the relationships.

      The Company's customers are diverse and none by itself is material to the Company except for a subsidiary of The Walt Disney Company, which accounted for 49% of total revenue in 1998. The U.S. Government is internally diverse with sales to the U.S. Army, U.S. Navy, NASA, and the U.S. Air Force. The Company has no contracts subject to renegotiation with the U.S. Government.

      During 1996 and 1997, the Company entered the high-value immersive display market, which is dominated by emerging commercial uses of head-mounted displays in large corporations such as are in the automotive and aerospace industries and the U.S. Government. The use of the products has moved swiftly in the automotive industry, as highly sophisticated ergonomic design models can be exercised using virtual driving and viewing. The aerospace market is divided into the military and civilian training applications for pilots and the design application market developing now as the automotive market developed in 1995 and 1996. The military services of Europe and the United States are experimenting with mission rehearsal systems, sighting systems, and other training applications. The medical market is a high-value developing market, but developing slowly. Inquiries are now being received as virtual reality demonstrations at medical conventions are stimulating awareness of potential applications. This market has potential as high resolution and quality are essential to the success of that type of business. Geographically, the markets in Europe and Japan are developing and evolving, with the European market ahead of the rest of the world. The Company has five distributors in Europe and four in Asia. The Company's major competitor for high-end federal systems and military applications is Kaiser Electro-Optics, Inc. Commercial competitors include Fakespace, Inc. and Virtual Research Systems Inc.

      The Company is not required to obtain government approval for any of its products, and there are no restricting regulations concerning the products. The Company has completed certifications evidencing compliance with European EMC Directive 89/33EEC (CE Mark) which is required for the sale of products to non-technical users in the European market.

      All research and development activities and related costs are treated as normal operating expenses of the Company in the period they are incurred.

Properties

      (a) The Company leases approximately 15,000 square feet for its headquarters and operations in facilities located at 7680 Old Springhouse Road, Madison Bldg., First Floor, McLean, Virginia 22102. The lease term is three (3) years and will expire on February 29, 2000. The lease requires the Company to pay certain customary property taxes and operating expenses. The Company pays $9.00 per square foot for the leased space with a 3% rent increase per year.

      The Company subleases approximately 43.4% (approximately 6,515 square feet) of the space to three subtenants.

                   MARKET PRICES OF COMMON STOCK AND DIVIDENDS

      The Common Stock and Warrants are traded on the OTC Bulletin Board (symbols: NVSN and NVSNW). The following table sets forth, for the periods indicated, the high and low bid prices of the Company's Common Stock as provided by Tradeline via WestLaw, adjusted for the one-for-two reverse split effected in November 1998.


                                                 Common Stock   Common Stock      Warrants   Warrants
                                                     High             Low          High        Low
                                                     ----             ---          ----        ---

1997
First Quarter................................        $1.63           $0.81          $0.19    $0.06
Second Quarter...............................         1.31            0.75           0.09     0.06
Third Quarter................................         7.00            0.81           0.41     0.03
Fourth Quarter...............................         5.63            1.88           0.41     0.13

1998
First Quarter................................        $3.62           $1.50          $0.22    $0.06
Second Quarter...............................         3.00            1.50           0.28     0.09
Third Quarter................................         3.25            1.44           0.22     0.09
Fourth Quarter...............................         1.75            0.19           0.19     0.02

1999
First Quarter................................        $0.38           $0.13          $0.09    $0.02
Second Quarter...............................         0.38            0.13           0.09     0.02
Third Quarter................................         0.30            0.16           0.08     0.02
Fourth Quarter (through December [__], 1999).

      On October 14, 1999, the last trading day prior to the public announcement of the proposed Merger, the high, low and closing sales price per share of Common Stock was $0.30, $0.15 and $0.30, respectively. On December [_____], 1999, the last trading day prior to the printing of this Proxy Statement, the closing price per share of Common Stock was $[_____].

      At November 4, 1999, there were 2,651,523 shares of Common Stock outstanding. There were 26 holders of record of Common Stock and 10 holders of record of the warrants.

      The Company has not paid any cash dividends on its Common Stock during the past three years. Company has agreed not to pay any dividends on the Common Stock prior to the Effective Time.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                                PLAN OF OPERATION

      Some statements in this Management's Discussion and Analysis contain forward-looking information that involve a number of risks and uncertainties, the possible realization of which could have material adverse effects on the Company's operating results. Factors that may cause actual results to differ materially include: development of new products, and rapid change in technology that may displace products sold by the Company; the highly competitive market in which the Company operates; dependence upon a limited number of suppliers for product components, fluctuation in the Company's quarterly results of operations due to the timing of orders from customers; and other risk factors listed in the Company's SEC filings including but not limited to the Annual Report to Shareholders for the year ended December 31, 1998.

Financial Condition

   Nine Months Period Ended September 30, 1999

      For the nine months ended September 30, 1999, the Company reported cash and cash equivalents of $787,780, a 53% decrease from December 31, 1998 when the Company reported cash and cash equivalents of $1,669,302. This decrease is due to the lower level of revenue and continued losses in the first nine months of the year. Accounts receivable at September 30, 1999 was $148,395, a decrease of 37% from the December 31, 1998 balance of $236,454, due to the decreased sales. Inventories decreased by 41% to $571,046 from $974,099 at December 31, 1998. This decrease is due to a one-time write off of obsolete inventory of $234,509 during the third quarter. This write off was based on the decision to discontinue the marketing and production of the Datavisor LCD due to the continuing unsuccessful attempts to manufacture the product cost-effectively to compete with lower-priced competing products. The result was a lack of customer interest in the Datavisor LCD. Net Property and Equipment decreased by 41% from $420,049 at December 31, 1998 to $248,739 at September 30, 1999. This decrease is the result of current year depreciation rates and also the associated write off all Datavisor LCD demonstration units with a net value of $64,159. Current liabilities decreased by 58% to $272,266 on September 30, 1999 from $648,948 on December 31, 1998. This decrease is attributable to the decrease in accounts payables and deferred revenues and accrued warranty costs. Accounts payable decreased by 84% to $57,072 on September 30, 1999 from $359,561 on December 31, 1998. The higher accounts payables at December 31, 1998 was a result of inventory purchases made at the end of 1998 that were paid in the first quarter of 1999. Deferred revenue and accrued warranty costs decreased by 72% to $28,917 from $102,432 at December 31, 1998. This decrease is attributable to the decrease in sales during 1999 and the expiration of extended warranties. The long-term portion of the unsecured note payable to ATS decreased by 25% during the past nine months to $180,000. The outstanding balance of this loan as of September 30, 1999 was $300,000 with interest due on principal outstanding of 8% per annum. Principal payments of $60,000 are payable twice each year in June and December. Annual maturities of this note are $120,000, with the final payment to be made in December 2001.

Results of Operations

   Quarter Ended September 30, 1999 Compared to Quarter Ended September 30, 1998

      For the three months ended September 30, 1999, the Company reported revenue of $252,638, a 42% decrease compared to the same period ended September 30, 1998 when the Company reported revenue of $437,820. The Company's 1998 level of revenue was primarily attributable to the delivery of display systems to a subsidiary of The Walt Disney Company, which was completed in 1998. The Company's gross margin on sales was (58)% in the third quarter of 1999 compared to 51% in the third quarter of 1998. This decrease in gross margin is due to a one-time charge off of obsolete inventory of $234,509 during the third quarter of 1999. This write-off was based on the decision to discontinue the marketing and production of the Datavisor LCD due to continued unsuccessful attempts to manufacture the product cost-effectively to compete with lower-priced competing products. As of September 30, 1999 the Company had a backlog of undelivered products and services of approximately $156,753.

      Operating expenses for the three months ended September 30, 1999 increased to $498,606 when compared to the same three-month period in 1998 where operating expenses were $493,657. The increase in operating expenses was primarily the result of the one time write-off of all Datavisor LCD demonstration units with a net value of $64,159. Management is continuing to evaluate the cost structure of the Company so as to determine if additional savings can be made. No assurances can be made that the Company's operating costs can be decreased in the future or sustained at their current levels.

      For the three months ended September 30, 1999, the Company reported a loss from operations of $644,872 compared to a loss from operations of $266,479 for the same period in 1998. The increased loss is primarily attributable to decreased overall revenues and the write-off associated with the Datavisor LCD.

      Non-operating income for the three months ended September 30, 1999 was $10,139 compared to $22,119 for the same three month period in 1998. Non-operating expenses were $6,000 for the third quarter in 1999 compared to $8,831 in the third quarter in 1998, resulting in a positive net interest margin of $4,139 for the third quarter in 1999 compared to a positive net interest margin of $13,288 for the third quarter in 1998. The decrease in interest margin was primarily attributable to lower cash on hand.

      For the three months ended September 30, 1999, the Company reported a net loss of $640,733 and loss per share of $0.24 compared to a net loss of $253,191 and loss per share of $0.10 for the same three month period in 1998. This decrease is primarily attributable to a decrease in overall revenues and the write-off associated with the Datavisor LCD.

   Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

      For the nine months ended September 30, 1999, the Company reported revenue of $900,107, a 63% decrease compared to the same period ended September 30, 1998 when the Company reported revenue of $2,407,719. The Company's 1998 level of revenue was primarily attributable to the delivery of display systems to a subsidiary of The Walt Disney Company, which was completed in 1998. The Company's gross margin on sales was 21% in the first nine months of 1999 compared to 49% in the first nine months of 1998. Excluding the one time write-off of the Datavisor LCD inventory, the gross margin for the nine-month period ending September 30, 1999 would have been 47%.

      Operating expenses for the nine months ended September 30, 1999 decreased to $1,294,117 when compared to the same nine-month period in 1998 where operating expenses were $1,457,515. The decrease in operating expenses was the combined result of lower product development costs and marketing and sales costs. General and administrative costs were higher due primarily to the one time write-off of all Datavisor LCD demonstration units with a net value of $64,159.

      For the nine months ended September 30, 1999, the Company reported a loss from operations of $1,103,196 compared to a loss from operations of $257,947 for the same period in 1998. The decrease is primarily attributable to decreased revenues during 1999 when compared to the same period in 1998, as well as the write-off associated with the Datavisor LCD.

      Non-operating income for the nine months ended September 30, 1999 was $35,016 compared to $67,405 for the same nine month period in 1998. Non-operating expenses were $20,425 for the first nine months of 1999 compared to $29,503 during the same period in 1998, resulting in a positive net interest margin of $14,591 for the first nine months of 1999 compared to a positive net interest margin of $37,902 for the same period in 1998. The decrease in interest margin was primarily attributable to lower cash on hand.

      For the nine months ended September 30, 1999, the Company reported a net loss of $1,088,605 and loss per share of $0.41 compared to a net loss of $220,045 and loss per share of $0.08 for the same nine month period in 1998. The primary cause is a decrease in overall revenues and the write-off associated with the Datavisor LCD during 1999.

Year Ended December 31, 1998 compared to December 31, 1997

      For the year ended December 31, 1998, the Company reported revenue of $2,697,158, a 12% increase from the prior year in which the Company reported revenue of $2,399,579. The increase is attributed primarily to the $1.25 million order for the Viewport HMD from a subsidiary of The Walt Disney Company, which was delivered in the first half of 1998. Sales of other commercial products such as the Datavisor VGA, the Datavisor 80, and the Virtual Binoculars also contributed to the increase in revenue during 1998. With the exception of the Datavisor 80, these products typically offer customers a mid-range price/performance option compared to the Datavisor HiRes, which has historically been the Company's core product. During 1998, the Company continued aggressively promoting its products in international markets by enlisting resellers such as Deneb Robotics, Nihon Binary, Solidray, Virtual Presence, and Virtual Reality Technologies.

      The Company's gross margin on sales for the year ended December 31, 1998 was 46%, an increase from the 43% reported in 1997. At the current level of sales and production, annual gross margins appear to be stabilizing at approximately 45%.

      For the year ended December 31, 1998, operating expenses decreased 21% to $1,778,787 from $2,254,178 in 1997. General and administrative expenses decreased significantly during the year and marketing expenses and product development costs decreased marginally. The decrease is attributable to a number of factors. During 1997, the Company experienced a substantial increase in one-time general and administrative costs due to the need to upgrade its infrastructure to support the anticipated growth of the Company. During the first half of 1998, the Company was able to decrease these costs, as the upgrades were substantially complete. Additionally, the upgrade in management information systems has enabled the Company to maintain or cut costs in other areas because of more effective cost management. A third factor that contributed to the decrease in general and administrative costs were savings in salaries to the executive management of the Company. These savings were achieved through attrition and voluntary salary reductions. The Company does not believe that operations will be substantially affected by these changes.

      For the year ended December 31, 1998, marketing and sales expenses decreased 4% to $534,427 from $556,632 in the same period in 1997. The decrease is attributed to a number of factors including less advertising in industry trade journals, and attrition of sales staff. The decrease was also attributable to fewer new product launches during 1998 when compared to 1997. The Company unveiled the Datavisor LCD at the end of 1998. The Datavisor LCD is a product positioned at the "below $10,000" segment of the professional HMD market.

      For the year ended December 31, 1998, the Company reported product development costs of $371,729, compared to $400,977 for the same period ended December 31, 1997. The decrease is attributed to the development of fewer new products in 1998 as compared to 1997. Products under development in 1998 included the Datavisor LCD and Datavisor NVG.

      Net non-operating income was $49,599 in 1998 versus $109,249 in 1997. At the end of 1998, the Company sold its investments that consisted of debt securities and placed the proceeds of $1,322,833 in an interest bearing money market account at 4.2% interest.

      Net operating loss for 1998 was $482,335 as opposed to a loss of $1,116,825 in 1997, a decrease of over 57%. Loss per common share in 1998 was $0.18 compared to a loss per share of $0.42 in 1997.

Liquidity and Capital Resources

      Working capital totaled $1,317,687 as of September 30, 1999 compared to a working capital balance of $2,574,579 as of September 30, 1998. The decrease is primarily attributable to operating losses sustained during the past twelve months, including the write-off associated with the Datavisor LCD in 1999.

         The Company experienced a net loss for two consecutive years of $482,000 in 1998 and $1,116,825 in 1997. If the Company continues its current operating losses, it is anticipated that the Company will exhaust its cash resources by the Spring of 2000. As discussed above in the section "Special Factors--Background of the Merger," the Company is unable to secure additional debt or equity financing due to its financial condition and its Common Stock price. Because of its inability to find sources to generate long or short term growth and its deteriorating financial condition, the Company decided to merge with ATS. The consequences to the Company if this acquisition does not succeed is the Company would need to liquidate through a bankruptcy proceeding.

      The Company has 1,380,000 Class A warrants outstanding which expire May 29, 2001. Two warrants may be exercised and exchanged for one share of common stock at an exercise price of $11.00 per share. The warrants are also subject to redemption at the Company's election if the Company's common stock price equals or exceeds $18.00 per share for 20 consecutive trading days within a period of 30 days. The Company can make no assurances that investors will elect to exercise the warrants or that the required exercise price or redemption price can be reached since the current trading price has been approximately $0.30 to $0.50 since the announcement of the merger and was in the $0.15 to $0.30 range prior thereto.

Income Taxes

      The Company is organized as a C Corporation and pays income taxes based upon accrual based taxable income adjusted for differences in the timing of reporting certain expenses for tax and financial statement purposes. The Company's income taxes payable, if any, that may arise in the future may be offset by credits available for certain research and development expenditures incurred.

      As of December 31, 1998, the Company had a net operating loss carryforward available to offset future taxable income generated through 2018 of approximately $3,800,000. The deferred tax asset associated with these benefits has been fully reserved in the Company's financial statements because of the uncertainty surrounding future profitability. In the event of a change in control of the Company, use of such a carryforward could be reduced.

Year 2000

      The Company is aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000 Problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. The potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

      The Company has conducted a review of its internal computer and other systems deemed to be date sensitive to assess its exposure to the Year 2000 problem. The Company has already modified or replaced internal systems that are not Year 2000 compliant. Based upon the review, management believes that the Year 2000 problem will not have a material adverse effect on the internal operations of the Company.

      Additionally, the Company has communicated with its major vendors and suppliers to determine their state of readiness relative to the Year 2000 problem and the Company's exposure to third party Year 2000 issues. To date, the Company has received responses from its major vendors and suppliers indicating that they will be Year 2000 ready. However, there can be no guarantee that the systems of other companies on which the Company's business relies will be converted in a timely manner, or that representations made to the Company by third parties will be accurate. As a result, the failure of a major vendor or supplier to adequately address their Year 2000 problem could have a material adverse effect on the operations of the Company.

      The Company's Year 2000 conversion efforts have not been budgeted or tracked as separate projects, but have been occurring in conjunction with normal sustaining activities. All costs related to the Company's Year 2000 problem are being expensed as incurred, while the cost of new hardware or software is being capitalized or amortized over its expected useful life. The costs associated with Year 2000 compliance have not been and are not anticipated to be material to the Company's financial condition or results of operations. Specifically, as of September 30, 1999, the Company has spent approximately $60,000 and does not expect to incur any additional material costs. These costs are based upon management's best estimates. However, there can be no guarantee that these estimates will be achieved and actual results could differ from these plans. The Company's contingency plan relative to the Year 2000 problem consists of readiness to switch to Year 2000 compliant vendors if the Company discovers that any of its current vendors are not Year 2000 ready.

      The Company's products make no internal calculations regarding dates. Therefore, the Company's products do not pose a Year 2000 compliance issue. Although the Company has no reason to conclude that any specific supplier represents a material risk, the most likely risk would entail production disruption due to inability of suppliers, some of whom represent the sole source of component parts for certain items, to deliver such critical parts. The Company is unable to quantify such a scenario, but it could potentially result in a material adverse effect on results of operations, liquidity or financial condition of the Company.

      The preceding Year 2000 issue discussion contains various forward-looking statements, which represent the Company's belief or expectations regarding future events. When used in the Year 2000 discussion, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, the Company's expectations as to when it will complete the renovation and testing phases of its Year 2000 program as well as its Year 2000 contingency plans; its estimated cost of achieving Year 2000 readiness; and the Company's belief that its internal systems will be Year 2000 compliant in a timely manner. All forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause these differences include, but are not limited to, the availability of qualified personnel and other information technology resources; the ability to identify and renovate all date sensitive lines of computer code or to replace embedded computer chips in affected systems and equipment; and the actions of government agencies or other third parties with respect to Year 2000 problems.

Seasonality

      Based on its limited experience to date, the Company believes that its future operating results will not be subject to seasonal changes. Such effects, should they occur, might become apparent in the Company's operating results during a period of expansion. However, the Company can make no assurances that its business can be significantly expanded.

                                   MANAGEMENT

      The current directors and executive officers of the Company are as follows:

         Name                Age              Position
         ----                ---              --------
  Delmar J. Lewis            69      Chairman of the Board and
                                       Chief Executive Officer
  Claude H. Rumsey, Jr.      55      President, Secretary and Director
  Eric A. Hall               36      Chief Financial Officer
  Ronald Wilgenbusch         61      Director
  Nelson A. Merritt          79      Director

      The business address of the directors and executive officers of the Company is 7680 Old Springhouse Road, Madison Building, First Floor, McLean, Virginia 22102 and telephone number is (703) 506-8808. All of the Company's directors are elected annually by the shareholders and hold office until their respective successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion.

      The current directors and executive officers of ATS are as follows:

      Name                 Age               Position
      ----                 ---               --------
Delmar J. Lewis            69        Chairman of the Board and
                                       Chief Executive Officer
Claude H. Rumsey, Jr.      55        Vice President and Director
Ellen D. Glover            44        President and Chief Operating Officer
Harry S. Katrivanos        49        Vice President and Chief Financial Officer

      The business address of Ms. Glover and Mr. Katrivanos is 7915 Jones Branch Road, 7th Floor, McLean, Virginia 22101 and telephone number is (703) 506-0088.

The current directors and officers of ATS Acquisitions are as follows:

    Name                  Age                Position
    ----                  ---                --------

Delmar J. Lewis            69        Chairman of the Board, Chief Executive
                                        Officer and President
Claude H. Rumsey, Jr.      55        Vice President, Secretary and Director

      Delmar J. Lewis has been Chairman of the Board and Chief Executive Officer of the Company since January 1995. In addition, Mr. Lewis is a co-founder of Advanced Technology Systems, Inc. and has served as its Chairman of the Board and Chief Executive Officer since 1978.

      Claude H. Rumsey, Jr. has been a Director of the Company since its incorporation in 1994. Mr. Rumsey is a co-founder of Advanced Technology Systems, Inc. and has served as Executive Vice President and a Director of ATS since January 1979.

      Rear Admiral Ronald C. Wilgenbusch, USN (Retired) has been a Director of the Company since 1997. In addition, Mr. Wilgenbusch has operated his own consulting practice, RCW Consulting, providing consulting services to companies in the defense industry since January 1995. From August 1991 through January 1995, he was a Principal at Booz Allen & Hamilton, a consulting firm in McLean, Virginia.

      Nelson Merritt was appointed to the Company's Board of Directors in September 1999. Since April 1994, Dr. Merritt has been a general partner of the consulting partnership, Merritt LP. In addition, since December 1987 he has served as President and a Director of F.L. Merritt, Inc.

      Eric A. Hall joined the Company in October 1998 as Controller and has served as the Company's Chief Financial Officer since December 1998. From June 1991 through September 1998, Mr. Hall held the position of Controller at Signal Transcription Network.

      Ellen D. Glover has been Chief Operating Officer of ATS since October 1995. In October 1998 she was appointed President of ATS as well. From 1989 to October 1995, Ms. Glover was Director of Operations of ATS.

      Harry S. Katrivanos has held the position of Vice President and Chief Financial Officer of ATS since June 1996. From May 1998 to December 1998, Mr. Katrivanos was Acting Chief Financial Officer of n-Vision. From March 1994 to April 1996, Mr. Katrivanos served as Vice President and Chief Financial Officer of the Orkand Corporation.

      Each of the executive officers and directors are citizens of the United States of America. None of the Company, ATS, ATS Acquisitions, nor its executive officers, directors or controlling shareholders has during the last five years
(i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      As of the Record Date, the total number of outstanding shares of Common Stock entitled to vote at the meeting is _____________. Stockholders are entitled to one (1) non-cumulative vote for each share of Common Stock. A majority of the issued and outstanding shares of Common Stock present at the Special Meeting in person or by proxy constitutes a quorum for the transaction of business at the meeting. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Special Meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth as of November 4, 1999 the number of shares and percentage of outstanding Common Stock owned by (i) each person known to the Company to be the beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock on the Record Date, as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC") in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act") and (ii) all directors and executive officers of the Company, ATS and ATS Acquisitions as a group.

                                        Amount and Nature of          Percent of
    Name of Beneficial Owner            Beneficial Ownership (1)      Class(2)
    ------------------------            ------------------------      ----------

Delmar J. Lewis (5)
Director and Officer                        1,113,812      (3)           42%

Claude H. Rumsey, Jr. (5)
Director and Officer                          340,477      (3)           13%

Ronald C. Wilgenbusch (5)
Director                                       22,500      (4)           1%

Nelson A. Merritt (5)
Director                                        2,000                      *

Eric A. Hall (5)
Officer                                             0                     __

Ellen D. Glover (6)
Officer                                        25,836                     1%

Harry S. Katrivanos (6)
Officer                                           250                      *

All directors and executive
officers as a group (7 persons)             1,404,875                    53%

*Denotes less than 1%

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned.

(2) Calculated on the basis of 2,651,523 shares of the Company's Common Stock outstanding on November 4, 1999.

(3) Includes 100,000 shares beneficially owned by Advanced Technology Systems, Inc., of which Messrs. Delmar J. Lewis and Claude H. Rumsey, Jr. are the majority stockholders.

(4) Constitutes 22,500 shares which may be acquired through the exercise of stock options granted under the Company's Stock Option Plan.

(5) The address for such person is the same as the Company's address.

(6) The address for such person is the same as the address for ATS' principal executive offices.

                          CERTAIN RELATED TRANSACTIONS

Note Payable to ATS

      In connection with ATS' sale of its VR assets to the Company in 1994, ATS extended a line of credit to the Company in the aggregate amount of $500,000 in order to provide the Company with additional working capital financing. Additionally, ATS agreed to fund operations of the Company by lending the Company amounts over the $500,000 line of credit limit. The Company had borrowed $1,071,023 against this line as of December 31, 1995 to meet its on-going cash flow requirements. ATS did not demand repayment of interest and principal due on this loan until January 1, 1997. The Company used net proceeds of its initial public offering in May 1996 to reduce the outstanding balance of the line of credit by $500,000 and provide the Company with cash reserves to finance its operations for the 12-month period following the closing of the initial public offering, which occurred on May 28, 1996. The debt owed to ATS was retired and replaced with a promissory note with a five-year term in the principal amount of $600,000 at an interest rate of 8% per annum simple interest. The long-term portion of this unsecured note payable to ATS decreased by 25% during the past nine months to $180,000. The outstanding balance of this loan as of September 30, 1999 was $300,000 with interest due on principal outstanding of 8% per annum. Principal payments of $60,000 are payable twice each year in June and December. Annual maturities of this note are $120,000, with the final payment to be made in December 2001.

Certain Transactions by Officers and Directors

      In March 1999, Christopher Lewis, the former President, Chief Operating Officer, Secretary and Director of the Company, sold to Delmar Lewis 253,662 shares of the Company's Common Stock at a price of $0.50 per share for a total of $126,831 in a privately negotiated transaction and sold to Claude Rumsey 56,369 shares of the Company's Common Stock at a price of $0.50 per share for a total of $28,184.50 in a privately negotiated transaction. As a result of these sales, Christopher Lewis no longer owned any shares of the Company's Common Stock. Christopher Lewis resigned from the positions of President, Chief Operating Officer and Secretary of the Company effective June 4, 1999 and resigned from his position on the Board of Directors of the Company effective July 1, 1999.

                                     EXPERTS

      The financial statements of n-Vision, Inc. have been included herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton LLP as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, the Company, as issuer of the class of equity securities that is the subject of the Rule 13e-3 transaction, together with ATS and ATS Acquisitions, have filed a Schedule 13E-3 with the Commission with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission in the manner set forth below under "Available Information."

      Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http:www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The same information is also available on the Internet at http:www.FreeEDGAR.com.

      THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, ATS ACQUISITIONS AND ATS SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                          INDEX TO FINANCIAL STATEMENTS


Unaudited Balance Sheet as of September 30, 1999 and December 31, 1998.......F-2

Unaudited Statements of Operations for the three months
     and nine months ended September 30, 1999 and September 30, 1998.........F-3

Unaudited Statements of Cash Flows for the nine months
     ended September 30, 1999 and September 30, 1998.........................F-4

Notes to Financial Statements (unaudited) ...................................F-5

Report of Independent Certified Public Accountants...........................F-7

Audited Balance Sheets as of December 31, 1998 and December 31, 1997.........F-8

Audited Statements of Operations for the Fiscal Years Ended
     December 31, 1998 and December 31, 1997.................................F-9

Audited Statements of Cash Flows for the Fiscal Years Ended
     December 31, 1998 and December 31, 1997................................F-11

Notes to Financial Statements (audited) ....................................F-12
                                 n-VISION, INC.
                                 BALANCE SHEETS

                                                                       September 30,        December 31,
                                                                           1999                 1998
                                                                      -------------------------------------
                                                                        (Unaudited)           (Audited)
                                                      ASSETS
Current Assets
     Cash and cash equivalents                                    $            787,780  $        1,669,302
     Accounts Receivable                                                       148,395             236,454
     Inventories                                                               571,046             974,099
     Prepaid Expenses                                                           82,732              53,580
                                                                      ------------------------------------

Total Current Assets                                                         1,589,953           2,933,435

Property and Equipment                                                         248,739             420,049
     (Net of Accumulated Depreciation)

Other Assets                                                                     3,757              13,801
                                                                      ------------------------------------

                                                                  $          1,842,449  $        3,367,285
                                                                      ====================================

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Current Maturities-Long Term Note Due ATS                    $            126,000  $          120,000
     Current Portion of Capital Lease Obligation                                     -               2,225
     Accounts Payable                                                           57,072             359,561
     Accrued Salaries and Benefits                                              60,277              64,280
     Deferred Revenue and Accrued Warranty Costs                                28,917             102,432
                                                                      -------------------------------------

Total Current Liabilities                                                      272,266             648,498


Long Term Liabilities
     Note Payable-ATS                                                          180,000             240,000

Stockholders' Equity
     Common Stock, $.01 par value, 2,651,523 shares issued and                  26,515              26,515
     outstanding
     Paid in Capital                                                        10,473,679          10,473,679
     Accumulated Deficit                                                    (9,110,011)         (8,021,407)
                                                                      -------------------------------------

Total Stockholders' Equity                                                   1,390,183           2,478,787
                                                                      -------------------------------------
                                                                  $          1,842,449  $        3,367,285
                                                                      =====================================

        The accompanying notes are an integral part of these statements.

                                 n-VISION, INC.
                            STATEMENTS OF OPERATIONS

                                             Three months ended                        Nine months ended
                                                September 30                              September 30
                                        ------------------------------            -----------------------------
                                            1999             1998                     1999            1998
                                        -------------     ------------            -------------    ------------
                                                 (Unaudited)                              (Unaudited)

Sales                                $       252,638    $        437,820        $         900,107  $      2,407,719
Cost of Sales                                164,395             210,642                  474,677         1,208,151
Inventory Write-down                         234,509                   -                  234,509                 -
                                        --------------     ---------------         ---------------    ---------------
     Gross Margin                           (146,266)            227,178                  190,921         1,199,568

Operating Expenses
     General and Administrative              249,988             168,985                  703,856           687,978
     Product Development                     118,902             169,954                  259,556           351,594
     Marketing and Sales                     129,716             154,718                  330,705           417,943
                                        --------------     ---------------         ---------------    ---------------
(Loss) from operations                      (644,872)           (266,479)              (1,103,196)         (257,947)

Non-Operating Income
Interest Income                               10,139              22,119                   35,016            67,405
Interest Expense                              (6,000)             (8,831)                 (20,425)          (29,503)
                                        --------------     ---------------         ---------------    ---------------
Loss before income taxes                    (640,733)           (253,191)              (1,088,605)         (220,045)

     Income Tax expense                            -                   -                        -                 -
                                        --------------     ---------------         ---------------    --------------
Net (Loss)                           $      (640,733)   $       (253,191)        $     (1,088,605) $       (220,045)
                                        ==============     ===============         ===============    ==============

Weighted average shares outstanding        2,651,523           2,646,836                2,651,523         2,646,836
                                        ==============     ===============         ===============    ==============

(Loss) per Share                     $         (0.24)   $          (0.10)        $          (0.41) $          (0.08)
                                        ==============     ===============         ===============    ==============

        The accompanying notes are an integral part of these statements.

                                 n-VISION, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                           Nine months ended
                                                                                             September 30,
                                                                                  -------------------------------------
                                                                                       1999                 1998
                                                                                  -------------------------------------
                                                                                    (Unaudited)         (Unaudited)
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows from Operating Activities
   Net (Loss)                                                                 $       (1,088,605)  $         (220,045)
                                                                                  -------------------------------------

   Adjustments to reconcile Net (Loss) to net cash used
   in operating activities
     Depreciation and amortization                                                       186,541              202,491
     Inventory Write-Down                                                                234,509                    -
     Loss on Disposal of Fixed Assets                                                     69,056               12,650
     Changes in Assets and Liabilities
        (Increase) Decrease in Accounts Receivable                                        87,659             (254,485)
        (Increase) Decrease in Inventories                                               168,544               84,204
        (Increase) Decrease in Prepaid Expenses                                          (29,152)              18,691
        (Increase) Decrease in Other Receivable                                              400              (54,781)
        (Decrease) Increase in Accounts Payable                                         (302,489)             (69,387)
        (Decrease) Increase in Accrued Salaries and Benefits                              (4,003)             (51,568)
        (Decrease) Increase in Accrued Interest                                            6,000                8,400
        (Decrease) Increase in Deferred Revenue and Warranty Reserve                     (73,515)              13,248
                                                                                  -------------------------------------
Total Adjustments                                                                        343,550              (90,537)
                                                                                  -------------------------------------
Net Cash Used in Operating Activities                                                   (745,055)            (310,582)
                                                                                  -------------------------------------

Cash Flows from Investing Activities
   Purchase of property and equipment                                                    (74,984)             (44,578)
   Proceeds from sale of fixed assets                                                        741                    -
                                                                                  -------------------------------------

Net Cash Used in Investing Activities                                                    (74,243)             (44,578)
                                                                                  -------------------------------------

Cash Flows from Financing Activities
   Payments of Long Term Note - ATS                                                      (60,000)             (60,000)
   Payments of Capital Lease Obligations                                                  (2,225)             (18,342)
                                                                                  -------------------------------------

Net Cash Used in Financing Activities                                                    (62,225)             (78,342)
                                                                                  -------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                                    (881,523)            (433,502)

Cash and Cash Equivalents at January 1                                                 1,669,302              876,805

                                                                                  -------------------------------------
Cash and Cash Equivalents at September 30                                     $          787,780   $          443,303
                                                                                  =====================================

        The accompanying notes are an integral part of these statements.

                                 n-VISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

Note A   Interim Financial Statements

         The condensed financial statements for the three month and nine month periods ended September 30, 1999 and September 30, 1998 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The condensed financial statements should be read in conjunction with the audited financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report to Shareholders for the year ended December 31, 1998. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results for the entire fiscal year ending December 31, 1999.

         In preparing financial statements in conformity with generally accepted accounting principles management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note B   Earnings per share

         In 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128 - "Earnings per Share." Statement 128 replaces the presentation of primary and fully diluted earnings per share ("EPS") pursuant to Accounting Principles Board Opinion No. 15 with the presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares and then shared in the earnings of the Company. Options granted to employees are accounted for in accordance with APB 25, whereby if options are priced at fair market value or above at the date of the grant, no compensation expense is recognized.

         The following table sets forth the reconciliation between basic and diluted EPS.


Nine Months Ended September 30,                                              1999                 1998
-------------------------------------------------------------------------------------------------------------

                              Numerator
   Net Income (Loss) available for common shareholders - Basic             (1,088,605)             (220,045)
      Income Adjustments                                                            -                     -
                                                                        ---------------     -----------------
   Net Income (Loss) available for common shareholders - Diluted           (1,088,605)             (220,045)

                             Denominator
   Denominator for Basic EPS-weighted average shares                        2,651,523             2,646,836
   Effect for Dilutive Securities
     Employee Stock Options                                                         -                     -
                                                                        ---------------     -----------------
   Denominator for diluted EPS                                              2,651,523             2,646,836

-------------------------------------------------------------------------------------------------------------


Note C   Merger Agreement

         On October 15, 1999, the Company signed a definitive agreement to merge with a subsidiary of Advanced Technology Systems, Inc. ("ATS"). ATS, which is headquartered in McLean, Virginia, provides systems engineering and software development solutions to government and commercial clients worldwide.

         The transaction is structured as a merger in which a newly-formed subsidiary of ATS will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of ATS. If the merger is approved by the Company's stockholders and consummated, each stockholder of the Company will receive $0.50 in cash per share of the Company's common stock. The transaction is subject to customary conditions including approval by the Company's stockholders. The Company anticipates holding a special meeting of stockholders during the fourth quarter of 1999 or first quarter of 2000 to seek stockholder approval of this transaction.

Report of Independent Certified Public Accountants


Board of Directors
n-Vision, Inc.


We have audited the accompanying balance sheets of n-Vision, Inc., as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of n-Vision, Inc., as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

Grant Thornton LLP


Vienna, Virginia
February 12, 1999
n-Vision, Inc.

Balance Sheets


-------------------------------------------------------------------------------------------------------------------

December 31,                                                                     1998                    1997
-------------------------------------------------------------------------------------------------------------------

Current Assets
    Cash and cash equivalents                                           $      1,669,302           $     876,805
    Investments                                                                        -               1,246,875
    Accounts receivable
        Trade                                                                    236,054                 252,270
        Other                                                                        400                  15,335
    Inventories                                                                  974,099                 843,868
    Prepaid expenses                                                              53,580                  83,227
                                                                        -----------------------------------------

Total Current Assets                                                           2,933,435               3,318,380

Property and Equipment, net                                                      420,049                 604,617

Other Assets                                                                      13,801                  27,193
                                                                        -----------------------------------------

                                                                        $      3,367,285           $   3,950,190
-----------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current Liabilities
    Current maturities of note payable to Advanced
        Technology Systems, Inc.                                        $        120,000           $     120,000
    Current portion of capital lease obligation                                    2,225                  24,599
    Accounts payable                                                             359,561                 302,484
    Accrued salaries and vacation                                                 64,280                 115,198
    Deferred revenue and accrued warranty costs                                  102,432                  72,665
                                                                        -----------------------------------------

Total Current Liabilities                                                        648,498                 634,946

Long-Term Liabilities
    Note payable--Advanced Technology Systems, Inc.                              240,000                 360,000
    Capital lease obligation--net of current portion                                   -                   2,497

Stockholders' Equity
    Common stock, $.01 par value; 12,500,000 shares
        authorized; 2,651,523 and 2,646,837 shares
        issued and outstanding at December 31, 1998
        and 1997, respectively                                                    26,515                  26,468
    Paid-in capital                                                           10,473,679              10,468,476
    Unrealized loss on available-for-sale investment                                   -                  (3,125)
    Accumulated deficit                                                       (8,021,407)             (7,539,072)
                                                                        -----------------------------------------

Total Stockholders' Equity                                                     2,478,787               2,952,747
                                                                        ----------------------------------------

                                                                        $      3,367,285           $   3,950,190
-----------------------------------------------------------------------------------------------------------------


        The accompanying notes are an integral part of these statements.

n-Vision, Inc.

Statements of Operations


-------------------------------------------------------------------------------------------------------------------

Year ended December 31,                                                          1998                    1997
-------------------------------------------------------------------------------------------------------------------

Sales                                                                   $       2,697,158        $     2,399,579

Cost of Sales                                                                   1,450,305              1,371,525
                                                                        ----------------------------------------

Gross Margin                                                                    1,246,853              1,028,054

Operating Expenses
    General and administrative                                                    872,631              1,296,569
    Marketing and sales                                                           534,427                556,632
    Product development                                                           371,729                400,977
                                                                        ----------------------------------------

Loss from Operations                                                             (531,934)            (1,226,124)

Non-operating Income (Expense)
    Interest income                                                                87,721                160,099
    Interest expense--note and lease obligations                                  (38,122)               (50,800)
                                                                        ----------------------------------------

Loss Before Income Taxes                                                         (482,335)            (1,116,825)

Provision for Income Taxes                                                              -                      -
                                                                        ----------------------------------------

Net Loss                                                                $        (482,335)        $   (1,116,825)
----------------------------------------------------------------------------------------------------------------

Loss Per Common Share--basic and diluted                                $           (0.18)        $        (0.42)
----------------------------------------------------------------------------------------------------------------

Shares Used in Calculation of Loss Per Common
    Share--basic and diluted                                                    2,648,008              2,649,206
----------------------------------------------------------------------------------------------------------------


        The accompanying notes are an integral part of these statements.

n-Vision, Inc.

Statements of Stockholders' Equity

Years ended December 31, 1998 and 1997

                                                                                               Common Stock
                                                                                             Subscriptions and
                                                                                  Common           Notes            Paid-in
                                                                                  Stock         Receivable          Capital
------------------------------------------------------------------------------------------------------------------------------------

Balance, January 1, 1997                                                       $     26,657  $         (91,722)  $   10,555,961

Proceeds on Common Stock Subscriptions Receivable                                         -                  -            4,048

Cancellation of Shareholder Notes Receivable in Exchange for                           (189)            91,722          (91,533)
Common Stock

Unrealized Loss on Available-for-Sale Investment                                          -                  -                -

Net Loss                                                                                  -                  -                -
                                                                               -----------------------------------------------------

Balance, December 31, 1997                                                           26,468                  -       10,468,476

Proceeds on Exercised Options to Purchase Common Stock                                   93                  -            5,157

Reverse Stock Split on Exercised Options                                                (46)                 -               46

Unrealized Gain on Available-for-Sale Investment                                          -                  -                -

Net Loss                                                                                  -                  -                -
                                                                               -----------------------------------------------------

Balance, December 31, 1998                                                     $     26,515  $               -   $   10,473,679


                                                                                                      Unrealized
                                                                                                       Loss on
                                                                                  Accumulated      Available-for-Sale
                                                                                    Deficit           Investment          Total
------------------------------------------------------------------------------------------------------------------------------------

Balance, January 1, 1997                                                       $   (6,422,247)     $         -    $   4,068,649

Proceeds on Common Stock Subscriptions Receivable                                           -                -            4,048

Cancellation of Shareholder Notes Receivable in Exchange for                                -                -                -
Common Stock

Unrealized Loss on Available-for-Sale Investment                                            -           (3,125)          (3,125)

Net Loss                                                                           (1,116,825)               -       (1,116,825)
                                                                               -----------------------------------------------------

Balance, December 31, 1997                                                         (7,539,072)          (3,125)       2,952,747

Proceeds on Exercised Options to Purchase Common Stock                                      -                -            5,250

Reverse Stock Split on Exercised Options                                                    -                -                -

Unrealized Gain on Available-for-Sale Investment                                            -            3,125            3,125

Net Loss                                                                             (482,335)               -         (482,335)
                                                                               -----------------------------------------------------

Balance, December 31, 1998                                                     $   (8,021,407)     $         -   $    2,478,787


        The accompanying notes are an integral part of these statements.

n-Vision, Inc.

Statements of Cash Flows


-------------------------------------------------------------------------------------------------------------------

Year ended December 31,                                                          1998                     1997
-------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in Cash and Cash Equivalents

Cash Flows from Operating Activities
     Net loss                                                           $      (482,335)         $      (1,116,825)
                                                                        -------------------------------------------
     Adjustments to reconcile net loss to net cash
       used in operating activities
         Depreciation and amortization                                          270,919                    194,530
         Loss on disposal of fixed assets                                         4,670                     33,626
         Changes in assets and liabilities
           Decrease (increase) in accounts receivable                            31,151                    (53,363)
           Increase in inventories                                             (197,839)                   (90,956)
           Decrease (increase) in prepaid expenses                               29,647                    (34,496)
           Increase (decrease) in accounts payable                               57,077                     (3,672)
           (Decrease) increase in accrued salaries and
              vacation                                                          (50,918)                    33,248
           Increase (decrease) in deferred revenue and
              accrued warranty costs                                             29,767                    (71,449)
                                                                        -------------------------------------------

Total Adjustments                                                               174,474                      7,468
                                                                        ------------------------------------------

Net Cash Used in Operating Activities                                          (307,861)                (1,109,357)
                                                                        -------------------------------------------

Cash Flows from Investing Activities
     Purchase of property and equipment                                         (20,179)                  (308,176)
     Proceeds from sale of fixed assets                                          10,158                      9,243
     Sale of investments                                                      1,250,000                          -
                                                                        ------------------------------------------

Net Cash Used in Investing Activities                                         1,239,979                   (298,933)
                                                                        -------------------------------------------

Cash Flows from Financing Activities
     Net proceeds from issuance of common stock and
       warrants                                                                   5,250                      4,048
     Payments to Advanced Technology Systems, Inc.                             (120,000)                  (120,000)
     Payments on capital lease obligations                                      (24,871)                   (21,792)
                                                                        -------------------------------------------

Net Cash Used in Financing Activities                                          (139,621)                  (137,744)
                                                                        -------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                            792,497                 (1,546,034)

Cash and Cash Equivalents at Beginning of Year                                  876,805                  2,422,839
                                                                        ------------------------------------------

Cash and Cash Equivalents at End of Year                                $     1,669,302             $      876,805
-------------------------------------------------------------------------------------------------------------------


        The accompanying notes are an integral part of these statements.

n-Vision, Inc.

Notes to Financial Statements

--------------------------------------------------------------------------------

December 31, 1998 and 1997

--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations

    n-Vision, Inc. (the Company), a Delaware corporation, was incorporated in 1994. The Company's operations are based from office and manufacturing facilities in McLean, Virginia. The Company designs, develops, manufactures and markets state-of-the-art, proprietary virtual reality (VR) products and systems for a variety of commercial, industrial and military applications.

    Revenue Recognition

    Revenue from the sale of VR products is recognized upon shipment. Related warranty costs are provided for at the time of sale.

    Currently, the Company has non-exclusive distribution agreements with companies in the United Kingdom, Europe and Japan. The Company performs ongoing credit evaluations of its customers' financial condition and usually requires no collateral. The Company's typical sales terms with distributors permit certain distributors the right to return products for credit against future purchases in certain circumstances. As of December 31, 1998 and 1997, no reserve was recorded because distributors have sold substantially all products to end users who have no right of return.

    Inventories

    Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) basis.

    Property and Equipment

    Property and equipment are stated at cost less depreciation computed using the straight-line method over estimated useful lives of five to seven years for furniture, three years for computer equipment and software, and two years for demonstration equipment.

    Income Taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the liability method, a deferred tax asset, net of a valuation allowance, or liability is recorded on the tax effects of temporary differences between the tax basis and financial amounts of assets and liabilities, or for differences in timing such as net operating losses. Temporary differences arise from accrued warranty costs, receivable and inventory reserves and the liability for paid leave.

    Research and Development Costs

    Research and development costs are expensed in the period in which they are incurred.

    Use of Estimates in Preparing Financial Statements

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Fair Value of Financial Instruments

    The estimated fair value information as of December 31, 1997, presented herein is required by Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments." Such information which pertains to the Company's financial instruments (primarily cash, investments and borrowings) is based on the requirements set forth in SFAS No. 107 and does not purport to represent the aggregate fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different entities and are subject to change. Financial instruments in the accompanying balance sheet consist of cash deposits stated at cost which equals fair value and investments in debt securities stated at the related security's quoted trading value. Notes payable are presented in the accompanying balance sheets at the face value of the obligation outstanding. Management is unable to determine the fair value of the notes, as they are between related parties and no comparable market value data for such instruments are available.

    Loss Per Share

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," effective for periods ending after December 15, 1997. The Statement establishes standards for computing and presenting earnings (or loss) per share and applies to entities with publicly held common stock or potential common stock. The Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings Per

    Share," and makes the standards comparable to international EPS standards. The Company has adopted the provisions of SFAS No. 128 as required.

    SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires a dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Basic and diluted loss per share for the Company is the same amount because the effect of including warrants and stock options in the diluted calculation is anti-dilutive. All loss per share amounts for all periods have been presented, and where necessary, restated to conform to SFAS No. 128 requirements.

    The following schedule sets forth the computation of basic and diluted earnings per share for the years ended December 31:

                                                                             1998                1997
    ------------------------------------------------------------------------------------------------------

        Numerator
           Net loss                                                 $       (482,335)    $   (1,116,825)
                                                                    ------------------------------------

        Denominator
           Denominator for basic loss per
              share--weighted-average shares outstanding                   2,648,008          2,649,206
                                                                    -------------------------------------

           Effect of dilutive securities--warrants and options                     -                  -

           Denominator for diluted loss per
              share--adjusted weighted-average shares and
              assumed conversions                                          2,648,008          2,649,206
                                                                    -------------------------------------

        Basic and diluted loss per share                            $           (.18)    $         (.42)
                                                                    -------------------------------------

    Earnings per common share are computed on the basis of the average number of shares outstanding during each year, retroactively adjusted to give effect to all stock splits and stock dividends.

    Comprehensive Income

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. The Statement requires entities to include details of comprehensive income with the same prominence as other financial statements. For the years ended December 31, 1998 and 1997, the Company has not recognized other comprehensive income that management considers material to the financial statements.

    Segment Reporting

    The Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," effective for periods beginning after December 15, 1997. The Statement requires a public business enterprise to report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. For the years ended December 31, 1998 and 1997, the Company operates in one segment; therefore, no additional disclosures under SFAS No. 131 are required.


--------------------------------------------------------------------------------


NOTE B--OPERATIONS


         Since the completion of its initial public offering in May 1996, the Company's revenue has increased annually to approximately $2.7 million in 1998. Despite revenue increases and decreases in the overall operational expenses, the Company continues to incur operating losses. Management believes the Company possesses sufficient liquid working capital to maintain operations in 1999. The primary challenges facing the Company in its attempt to generate consistent profits are--


         o Dependence on a relatively small number of customers and the resultant need to generate larger orders from an expanded customer base.

         o Competitive pressure to offer lower-priced products while maintaining profitable margins and superior quality.

         o Limitation on the Company's growth posed by a still-developing market for Virtual Reality (VR) applications.

    At present, management remains committed to facing these and other challenges by expanding product lines to offer lower-priced products and solutions and attracting new markets or customers worldwide via its network of distributors. In addition, management is aware of the need for maintaining control of its operating costs. The Company's success in implementing its plans to generate profits cannot be assured. Therefore, management's plans in the future could include, but are not limited to, a merger or acquisition of the Company with a strategic partner, introduction of other new products or service lines complementary to its existing business or other transactions aimed at maximizing shareholder value.

--------------------------------------------------------------------------------

NOTE C--INVENTORIES


    Inventories consist of the following at December 31:

                                                      1998                1997
    ----------------------------------------------------------------------------

       Raw materials                         $       743,708     $      625,423
       Work in process                                88,139            186,570
       Finished goods                                185,987             67,370
       Reserve for inventory obsolescence            (43,735)           (35,495)
                                             -----------------------------------

                                             $       974,099     $      843,868
                                             ----------------------------------

    During the fourth quarter of 1998, an adjustment of approximately $83,000 was made to reduce the carrying value of inventory. A portion of the total adjustment was associated with operations during the first three quarters of 1998.


--------------------------------------------------------------------------------


NOTE D--PROPERTY AND EQUIPMENT


    Property and equipment consist of the following at December 31:

                                                   1998                1997
    ----------------------------------------------------------------------------

         Furniture                        $        38,552       $        38,552
         Computers and equipment                  495,027               499,322
         Demonstration equipment                  264,702               214,504
         Computer software                        127,944               126,336
         Leasehold improvements                     9,659                 5,649
                                                  935,884               884,363
                                          -------------------------------------

         Less accumulated depreciation           (515,835)             (279,746)
                                          --------------------------------------

                                          $       420,049           $   604,617
                                          -------------------------------------

    The net book value of property under capitalized leases at December 31, 1998 and 1997, was approximately $2,000 and $24,000, respectively.

--------------------------------------------------------------------------------


NOTE E--INCOME TAXES

    The provision for income taxes consists of the following for the year ended December 31:

                                                     1998               1997
    ----------------------------------------------------------------------------

             Current (benefit)              $             -       $           -
             Deferred (benefit)                    (435,050)           (434,000)
             Valuation allowance                    435,050             434,000
                                            -----------------------------------

                                            $             -       $           -
                                            ------------------------------------


    Following is a reconciliation of the statutory federal income tax rate to effective rates reflected in the statements of operations for the years ended December 31:

                                                                          1998                  1997
    ------------------------------------------------------------------------------------------------------

             Pretax loss                                         $       (482,335)     $    (1,116,825)
                                                                 -------------------------------------

             Tax (benefit) at statutory rate                     $       (163,994)     $      (379,721)
             State income tax benefit, net of federal expense             (19,293)             (44,673)
             Permanent differences                                       (251,763)              (9,606)
             Change in valuation allowance                                435,050              434,000
                                                                 -------------------------------------

             Income tax benefit                                  $              -      $             -
                                                                 -------------------------------------


    Deferred tax assets are composed of the following at December 31:

                                                                          1998                  1997
    -------------------------------------------------------------------------------------------------------

         Inventory and receivable reserves                       $         26,120        $      22,988
         Other differences                                                 (3,192)              (4,788)
         Accrued vacation and warranty expenses                            24,207               35,880
         Depreciation                                                     (17,248)              (6,178)
         Deferred warranty revenue                                         27,556               15,595
         Net operating loss carryforward                                1,443,626            1,002,522
                                                                 -------------------------------------
                                                                        1,501,069            1,066,019
         Valuation allowance                                           (1,501,069)          (1,066,019)
                                                                 -------------------------------------

                                                                 $              -        $           -
                                                                 -------------------------------------

    The Company has a net operating loss carryforward as of December 31, 1998, of approximately $3,800,000 available to offset future tax income. In the event of a change in control of the Company, the use of all or a portion of the net operating loss may be limited. The net operating loss carryforward expires as follows:

             Year of Expiration                             Amount
    ----------------------------------------------------------------------------

                    2010                      $            900,000
                    2011                                 1,100,000
                    2012                                 1,200,000
                    2018                                   600,000
                                              --------------------

                                              $          3,800,000
                                              --------------------


    ----------------------------------------------------------------------------


NOTE F--LONG-TERM OBLIGATIONS


    Notes Payable--Advanced Technology Systems

    The Company is obligated under a promissory note in the amount of $360,000 at December 31, 1998. The note payable is unsecured and is due to Advanced Technology Systems, Inc. (ATS), a Company principally owned and controlled by a stockholder and officer of the Company. The principal balance on this note arose from a line-of-credit arrangement with ATS, the borrowings on which amounted to $1,127,328 at December 31, 1995. The balance due on the line of credit was partially curtailed in June 1996, using the proceeds of the Company's initial public offering. Interest is due on principal outstanding at 8 percent per annum. Principal payments of $60,000 are payable twice each year in June and December and commenced on June 30, 1997. Annual maturities of this note for each of the next three years are $120,000 after which the note will be paid in full.

    Capital Lease Obligation

    The Company leases certain equipment under a capitalized lease. The lease commitment is for three years and expired in January 1999 when the Company made a final payment of approximately $2,300.

--------------------------------------------------------------------------------


NOTE G--COMMITMENTS


    Employment Agreements

    The Company has an employment agreement originating in 1996 with one of its officers, the agreement which expires in 1999. The Company's commitment in 1999 under the agreement is $52,000.

    Operating Leases

    The Company is obligated under certain noncancelable operating leases for office and manufacturing space and equipment. The Company subleases a portion of its leased office space to ATS (see Note I) on a month-to-month basis, and to an unrelated party under a sublease which is co-terminus with the Company's lease. The following is a schedule of the approximate future minimum rental payments required under operating leases, and future minimum sublease rental income under subleases with terms of one year or more as of December 31, 1998.

                                            Lease                    Sublease
    Year ending December 31,              Commitment                  Income
    ----------------------------------------------------------------------------

                    1999                    $     150,478         $    (61,347)
                    2000                           28,567              (10,274)
                    2001                            1,701                    -
                    2002                            1,701                    -
                                            -----------------------------------

                                            $     182,447         $    (71,621)
                                            -----------------------------------

    Total rent expense for the years ended December 31, 1998 and 1997, net of sublease rental income, was approximately $70,500 and $72,000, respectively.


--------------------------------------------------------------------------------


NOTE H--STOCKHOLDERS' EQUITY


    Reverse Stock Split

    During 1998, the shareholders approved a proposal to amend and restate the Company's Certificate of Incorporation to effect a one-for-two reverse stock split of the issued and outstanding shares of common stock of the Company. The amendment became effective on the close of business on November 12, 1998. The trading of the shares on the NASDAQ Small Cap Market reflected the effect of the reverse split when trading opened on November 27, 1998. The result of the reverse split was that the total number of common stock outstanding was halved. The number of shares held by each shareholder was reduced to an amount equal to 50 percent of the number owned before the effectiveness of the reverse split and fractional shares were cashed out. All references to shares outstanding, including the number of shares subject to outstanding options and warrants, have been retroactively restated to adjust for the split.

    Stock Option Plan

    In 1996, the Company issued non-qualified stock options accounted for under Accounting Principles Board Opinion No. 25. These options have variable terms and become exercisable starting in 1998. The exercise price is equal to the fair market value of the underlying shares at the date of grant.

    Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No.
    123, the Company's net loss and loss per share would have been as follows:

                                              1998                                              1997
                           -------------------------------------------       -------------------------------------------
                                 As Reported        Pro forma                   As Reported              Pro forma
    --------------------------------------------------------------------------------------------------------------------

    Net loss               $        (482,335)      $          (498,826)      $         (1,116,825)      $    (1,172,252)
    Loss per share                      (.18)                     (.19)                      (.42)                 (.44)


    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1997: expected volatility of
    105.10 percent calculated by averaging the Company's volatility with the mean volatility of an appropriate peer group; risk-free interest rates ranging from 5.78 percent to 6.69 percent in 1997; and expected lives of three to four years. The weighted-average fair value of options granted during 1997 was $2.74. The Company did not grant any options in 1998.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         A summary of the status of the Company's incentive stock option plan as of December 31, 1998 and 1997, and changes for the year then ended on those dates is presented below:


                                                   1998                                              1997
                           -------------------------------------------       -----------------------------------------
                                                      Weighted-                                         Weighted-
                                                       Average                                           Average
                                  Shares           Exercise Price                  Shares            Exercise Price
----------------------------------------------------------------------------------------------------------------------

    Outstanding at
        beginning of year         116,687          $         1.87                  74,953           $        1.38
    Granted                             -                       -                  41,734                    2.74
    Exercised                      (4,688)                   1.38                       -                       -
    Forfeited                           -                       -                       -                       -
                           --------------------------------------------------------------------------------------

    Outstanding at
        year-end                  111,999          $         1.87                 116,687           $        1.87
                           --------------------------------------------------------------------------------------

    Options exercisable
        at year-end                91,132          $         1.69                  85,386           $        1.55
                           --------------------------------------------------------------------------------------


--------------------------------------------------------------------------------


NOTE I--RELATED PARTY TRANSACTIONS


    The Company was reimbursed approximately $6,000 and $63,500 by Advanced Technology Systems, Inc. (ATS), in 1998 and 1997, respectively, for rent and other administrative consulting services rendered by employees on behalf of ATS.

    In addition, the Company paid ATS approximately $163,000 and $175,800 in 1998 and 1997, respectively. The significant portion of the amount paid to ATS was repayment on the note payable and the associated interest paid.

--------------------------------------------------------------------------------



NOTE J--EMPLOYEE BENEFIT PLAN


    The Company sponsors a 401(k) retirement plan (the Plan) that originated January 1, 1993, and which is a defined contribution plan covering all full-time employees of the Company who are at least 21 years of age and have three months of continuous, full-time employment with the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company made no contributions to the Plan during fiscal years 1998 and 1997.


--------------------------------------------------------------------------------


NOTE K--CONCENTRATIONS


    Deposit Credit Risk

    Financial instruments which subject the Company to concentrations of credit risk consist of demand-deposits placed with financial institutions. Funds in excess of the federal insurance limit for the years ended December 31, 1998 and 1997, totaled $340,302 and $776,805, respectively.

    Customers

    For the years ended December 31, 1998 and 1997, aggregate revenue derived from one customer amounted to approximately 49 percent and 25 percent, respectively, of the Company's total revenue. The Company had sales to customers outside the United States (primarily Europe) constituting $569,379 and $583,690 for the years ended December 31, 1998 and 1997, respectively.


--------------------------------------------------------------------------------


NOTE L--SUPPLEMENTAL CASH FLOWS INFORMATION


    Supplemental Cash Flow Information

    The Company paid the following amounts for interest and income taxes during the year ended December 31:

                                                 1998                1997
    --------------------------------------------------------------------------

    Interest                                  $ 38,122            $ 50,800

                                              --------------------------------

    Income taxes                              $      -            $      -

                                              --------------------------------

    Supplemental Non-Cash Financing and Investing Activities

    The amount of inventory used for demonstration purposes and reclassified to property and equipment amounted to $67,608 and $217,703 for the years ended December 31, 1998 and 1997, respectively.

                                                                     Apppendix A


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                       ADVANCED TECHNOLOGY SYSTEMS, INC.,



                             ATS ACQUISITIONS, INC.



                                       AND



                                 N-VISION, INC.



                    Dated as of the 15th Day of October, 1999

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER
                                                                                                       Page
                                                                                                       ----
Section 1.1            Structure of the Merger                                                            1
Section 1.2            Effect on Outstanding Shares                                                       2
Section 1.3            Exchange Procedures                                                                2
Section 1.4            Options                                                                            3
Section 1.5            Warrants                                                                           4


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties of the Seller                                       4
Section 2.2            Representations and Warranties of the Purchaser                                   11
                       and Purchaser Sub.


                                   ARTICLE III
                           CONDUCT PENDING THE MERGER

Section 3.1            Conduct of the Seller's Business Prior to The Effective Time                      12
Section 3.2            Forbearance by the Seller                                                         12
Section 3.3            Conduct of the Purchaser's and the Purchaser Sub's                                14
                       Business Prior to the Effective Time


                                   ARTICLE IV
                                    COVENANTS

Section 4.1            No Solicitation                                                                   15
Section 4.2            Employees and Directors                                                           16
Section 4.3            Access and Information                                                            16
Section 4.4            Antitakeover Provisions                                                           17
Section 4.5            Additional Agreements                                                             17
Section 4.6            Publicity                                                                         18
Section 4.7            Notification of Certain Matters                                                   18
Section 4.8            Indemnification                                                                   18
Section 4.9            Shareholders' Meeting                                                             19
Section 4.10           Proxy Statement                                                                   20


                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION
Section 5.1            Conditions to Each Party's Obligations                                            20
Section 5.2            Conditions to the Obligations of the Purchaser                                    20
                          under this Agreement
Section 5.3            Conditions to the Obligations of the Seller                                       21


                                   ARTICLE VI
                                   TERMINATION

Section 6.1            Termination                                                                       22
Section 6.2            Effect of Termination                                                             23


                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.1            Effective Date and Effective Time                                                 23
Section 7.2            Deliveries at the Closing                                                         23


                                  ARTICLE VIII
                                  OTHER MATTERS

Section 8.1            Certain Definitions; Interpretation                                               23
Section 8.2            Non-Survival of Representations, Warranties                                       24
                          Covenants and Agreements
Section 8.3            Amendment                                                                         24
Section 8.4            Waiver                                                                            24
Section 8.5            Counterparts                                                                      24
Section 8.6            Governing Law                                                                     24
Section 8.7            Expenses                                                                          24
Section 8.8            Notices                                                                           24
Section 8.9            Entire Agreement; Etc.                                                            25
Section 8.10           Assignment                                                                        25
Section 8.11           Schedules Not Admissions                                                          25

                  This is an AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of October, 1999 (this "Agreement"), by and among Advanced Technology Systems, Inc., a Virginia corporation (the "Purchaser"), ATS Acquisitions, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (the "Purchaser Sub"), and n-Vision, Inc., a Delaware corporation (the "Seller").

                             INTRODUCTORY STATEMENT

         The boards of directors of the Purchaser, the Purchaser Sub and the Seller have approved, and deem it advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein.

         The Purchaser desires to continue the business operations of Seller and utilize its employees, technology and client base as a part of its ongoing business plan.

         The Purchaser, the Purchaser Sub and the Seller desire to make certain representations, warranties and agreements in connection with the business combination transaction provided for herein and to prescribe various conditions to such transaction.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1 Structure of the Merger. On the Effective Date (as defined in Section 7.1), Purchaser Sub shall merge (the "Merger") with and into Seller pursuant to a Plan of Merger substantially in the form attached as Exhibit A which qualifies as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended; the separate existence of Purchaser Sub shall cease; Seller shall be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Purchaser; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Purchaser Sub shall be taken and deemed to be transferred to and vested in Seller, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the applicable laws of the State of Delaware. At the Effective Time (as defined in Section 7.1), the Certificate of Incorporation and Bylaws of the Seller shall be amended in their entirety to conform to the Certificate of Incorporation and Bylaws of Purchaser Sub in effect immediately prior to the Effective Time and shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Purchaser Sub shall become the directors and officers of the Surviving Corporation.

         Section 1.2 Effect on Outstanding Shares.

         (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the Seller's common stock, par value $ 0.01 per share (the "Seller Common Stock") issued and outstanding at the Effective Time (other than (i) shares held directly or indirectly by the Purchaser and (ii) shares held as treasury stock of the Seller) shall become and be converted into the right to receive $0.50 in cash without interest (the "Merger Consideration"). As of the Effective Time, each share of Seller Common Stock held directly or indirectly by the Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and each share of Seller Common Stock held as treasury stock of the Corporation shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

         (b) The shares of common stock of Purchaser Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

         Section 1.3 Exchange Procedures.

         (a) At and after the Effective Time, each certificate previously representing shares of Seller Common Stock (the "Certificate") (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration in cash without interest.

         (b) At or before the Effective Time, the Purchaser shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (or such other bank or trust company as selected by the Purchaser and reasonably acceptable to the Seller) as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 1.3, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to Section 1.2.

         (c) As soon as practicable after the Effective Time, the Purchaser shall cause the Exchange Agent to mail or deliver to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a customary form; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate or Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor a check in an amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall forthwith be cancelled. The Purchaser shall direct the Exchange Agent to make payment of the Merger Consideration with respect to the Certificates so surrendered within five
(5) business days of the receipt of all required documentation. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of the Seller, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of the Purchaser and the Exchange Agent, (i) to evidence and effect such transfer and
(ii) to evidence that all applicable stock transfer taxes have been paid.

         (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Purchaser, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

         (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of the Seller for 18 months after the Effective Time shall be repaid by the Exchange Agent to the Purchaser. Any shareholders of the Seller who have not theretofore complied with this Section 1.3 shall thereafter look only to the Purchaser for payment of their Merger Consideration deliverable in respect of each share of Seller Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Purchaser, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         Section 1.4 Options. Purchaser or Seller, at the direction of the Purchaser, shall pay to each holder of an option which has been granted by the Seller to purchase shares of Seller Common Stock, and which is outstanding and exercisable but unexercised immediately prior to the Effective Time ("Seller Options"), an amount in cash computed by multiplying (i) any positive difference obtained by subtracting from (x) the per share amount of the Merger Consideration and (y) the per share exercise price applicable to such option by
(ii) the number of shares of Seller Common Stock subject to such option, subject, with respect to each such holder, to the receipt by the Purchaser of an acknowledgment from such holder that such payment shall constitute consideration for the termination and cancellation of such option. Purchaser shall make such payments on the Effective Date. The Seller agrees to take or cause to be taken all action necessary so that each such option outstanding immediately after the Effective Time as a result of the failure of the holder thereof to deliver the acknowledgment described in the preceding sentence shall be converted into a right to receive the amount described in the preceding sentence.

         Section 1.5 Warrants. In the event that any of the Seller's warrants to purchase shares of Seller Common Stock (the "Seller Warrants"), exercise price $11.00 per share, are exercised and paid for after the Effective Date and prior to their expiration, Seller or Purchaser shall pay to the holder of such Warrant an amount in cash computed by multiplying (x) the per share amount of the Merger Consideration by (y) the number of shares of Seller Common Stock to be issued pursuant to such Warrant, subject, with respect to each such holder, to the receipt of or acknowledgement from such holder that such payment shall constitute consideration for the termination and cancellation of such Warrant.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Section 2.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser and Purchaser Sub that, except as specifically disclosed in a letter of the Seller delivered to the Purchaser prior to the execution hereof (and making specific reference to the Section or Sections of this Agreement for which an exception is taken) (such letter, as amended from time to time in the manner provided for in Section 4.7 hereof, the "Disclosure Schedule"):

         (a) Organization.

                  (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in the Commonwealth of Virginia and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The minute books of the Seller accurately record, in all material respects, all material corporate actions of its shareholders and Board of Directors (including Committees thereof). Prior to the execution of this Agreement, Seller has delivered to Purchaser true and correct copies of the Certificate of Incorporation and Bylaws of Seller. The Seller has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties. Seller has no subsidiaries.

                  (ii) The Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business. The Seller has conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, and the Seller is not presently charged with, or, to the Seller's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule; and the Seller is not the subject of any pending or, to the Seller's knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

         (b) Capital Structure.

                  (i) The authorized capital stock of the Seller consists of Twenty-Five Million (25,000,000) shares of common stock, par value $0.01 per share. As of the date of this Agreement: (A) 2,655,569 shares of Seller Common Stock were issued and outstanding, (B) 500,000 shares of Seller Common Stock were reserved for issuance pursuant to stock options, and (C) no shares of Seller Common Stock were held by the Seller in its treasury. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Disclosure Schedule 2.1(b) sets forth a complete and accurate list of all options to purchase Seller Common Stock outstanding, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant.

                  (ii) As of the date of this Agreement, except for this Agreement and as set forth in the Disclosure Schedule 2.1(b), the Seller is not a party to or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Seller or obligating the Seller to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller.

                  (iii) To the best of Seller's knowledge, except as declared in Disclosure Schedule 2.1(b), no person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is the beneficial owner of 5% or more of the outstanding shares of Seller Common Stock.

         (c) Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the shareholders of the Seller, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by each of the Purchaser and the Purchaser Sub, constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         (d) Shareholder Approvals. The Board of Directors of the Seller has directed that this Agreement and the transactions contemplated hereby be submitted to the Seller's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement by the requisite vote of the Seller's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Seller has received the written opinion of R P Financial, L.C. to the effect that the Merger Consideration to be received by the shareholders of the Seller is fair, from a financial point of view, to such shareholders.

         (e) No Violations. Subject to approval of this Agreement by the regulatory agencies referred to in Section 2.1(g)(ii), the execution, delivery and performance of this Agreement by the Seller do not, and the consummation of the transactions contemplated hereby by the Seller will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Seller of the Seller or to which the Seller (or any of its properties) is subject, (ii) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of the Seller or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a "Lien") upon any of the properties or assets of the Seller under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Seller is a party, or to which any of its properties or assets may be bound or affected.

         (f) Consents. Except as referred to herein or in connection, or in compliance, with the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Seller of the Merger or the other transactions contemplated by this Merger Agreement.

         (g) Reports.

                  (i) As of their respective dates, neither the Seller's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, nor any other document filed subsequent to December 31, 1996 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including any documents specifically incorporated by reference therein) filed with the Securities and Exchange Commission (collectively, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets of the Seller contained or specifically incorporated by reference in the Seller's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity to which it relates as of its date and each of the statements of income and of changes in shareholders' equity and of cash flows of the Seller contained or specifically incorporated by reference in its Reports (including in each case any related notes and schedules) (collectively the "Financial Statements"), fairly presented the results of operations, shareholders' equity and cash flows, as the case may be, of the entity to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

                  (ii) The Seller has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (A) the SEC and (B) the National Association of Securities Dealers, Inc. and any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith, except for those fees and assessments that would not be material.

         (h) Absence of Certain Changes or Events. From December 31, 1998 to the date hereof: (i) the Seller has not, except as set forth in the Disclosure
Schedule 2.1(h), incurred any material liability, other than in the ordinary course of its business consistent with past practice, (ii) the Seller has not, except as set forth in the Disclosure Schedule 2.1(h), taken any action that would require the consent of the Purchaser and the Purchaser Sub pursuant to
Section 3.2 hereof, and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Seller. "Material Adverse Effect," with respect to a person, means a material adverse effect upon (A) the business, properties, assets, financial condition or results of operations of the Seller, or (B) the ability of such person to consummate the transactions contemplated by this Agreement.

         (i) Business of Seller. Since December 31, 1998, Seller has conducted its business only in the ordinary course. For purposes of the foregoing, Seller has not, since December 31, 1998, controlled expenses through (i) elimination of employee benefits, (ii) deferral of routine maintenance of real property or leased premises, (iii) elimination of reserves where the liability related to such reserve has remained, (iv) reduction of capital improvements from previous levels, (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in the business of Seller, or (vi) extraordinary reduction or deferral of ordinary or necessary expenses.

         (j) Taxes. All federal, state, local and foreign tax returns, as defined below, required to be filed by or on behalf of the Seller have been duly and timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, as defined below, shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on the Seller's balance sheet as of December 31, 1998 (in accordance with GAAP). Since December 31, 1998, there has been no audit examination of the Seller by the Internal Revenue Service. As of the date of this Agreement, there is no audit examination, deficiency, claim or assessment, or refund litigation with respect to any taxes of the Seller that could reasonably be expected to result in a Material Adverse Effect on the Seller, and no claim or assessment has been made by any authority in a jurisdiction where the Seller does not file tax returns and the Seller is subject to taxation. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Seller have been paid in full or adequate provision has been made for any such taxes on the Seller's balance sheet as of December 31, 1998 (in accordance with GAAP). Except as set forth in

Disclosure Schedule 2.1(j), the Seller has complied with the Tax Identification Number reporting requirements and has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Except as set forth in Disclosure Schedule 2.1(j), the Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Seller has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate, result in a Material Adverse Effect on the Seller.

         "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local, or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. "Tax Return" shall mean any return, report, information return or other documents (including any related or supporting information) with respect to Taxes.

         (k) Absence of Claims. Except as set forth in Disclosure Schedule 2.1(k), Seller is not a party to any pending litigation, legal, administrative, arbitration or other proceeding, claims, actions, investigations or inquiries or controversy before any court or governmental agency ("Claim"), and Seller is not aware of any pending Claim against Seller or to which Seller's assets are subject, in either case which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Seller or to materially hinder or delay consummation of the transactions contemplated hereby, and, to the Seller's knowledge, no such Claim has been threatened.

         (l) Agreements.

                  (i) Except for this Agreement and except as disclosed in Disclosure Schedule 2.1(l), the Seller is not a party to a written or, to the Seller's knowledge, oral (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business not terminable on thirty (30) days' or less notice, and providing for payments in excess of $5,000 per annum, (B) agreement with any director, executive officer or other key employee of the Seller the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller of the nature contemplated by this Agreement,
(C) agreement with respect to any director, executive officer or key employee of the Seller providing for other than at-will employment, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, or any other non-qualified compensation plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement containing covenants that limit the ability of the Seller to compete in any line of business or with any person, or that involve any restriction on the geographic area in which or method by which, the Seller (including any successor thereof) may carry on its business, (F) agreement which by its terms limits the payment of dividends by Seller, (G) instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Seller is an obligor to any person, which instrument evidences or relates to indebtedness or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Effective Time to Purchaser, or (H) contract, plan or arrangement which provides for payments of benefits payable to any participant therein or party thereto, and which might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Code
Section 280G.

                  (ii) All the contracts, plans, arrangements and instruments listed in Disclosure Schedule 2.1(l) are in full force and effect on the date hereof and neither Seller nor, to the knowledge of Seller, any other party to any such contract, plan, arrangement or instrument, has breached any provisions of, or is in default in any respect under any term of, any such contract, plans, arrangement or instrument, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as otherwise described in Disclosure Schedule 2.1(l), no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Seller may be liable (i) contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue benefits thereunder; (ii) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control of Seller; (iii) provides for benefits which may cause the disallowance of a federal income tax deduction under the Code Section 280G; or (iv) requires Seller to provide a benefit in the form of Seller Common Stock or determined by reference to the value of Seller Common Stock.

                  (iii) The Seller is not in default under or in violation of any provision, and is not aware of any fact or circumstance that has been or could be alleged to constitute a default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

         (m) Labor Matters. The Seller is not a party to, nor bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. The Seller is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel to bargain with any labor organization as to wages and conditions of employment, nor is the management of the Seller aware of any strike, other labor dispute or organizational effort involving the Seller that is pending or threatened.

         (n) Title to Assets. Except as set forth in Disclosure Schedule 2.1(n), the Seller has insurable title (subject only to standard title insurance policy exceptions as determined by customary practices in the area in which such properties are located) to its owned real properties, except for liens, as defined below, or such other defects arising by operation of law or which would not, individually or in the aggregate, have a Material Adverse Effect on the Seller. Seller, as lessee, has the right under valid and existing leases of properties used by Seller in the conduct of its business to occupy and use all such properties that are leased by it as are now occupied and used by it, which leases are identified in Disclosure Schedule 2.1(n). Liens shall mean any claim, encumbrance, or charge on property for payment of a debt, obligation or duty.

         (o) Compliance with Laws. To the best of Seller's knowledge, the Seller has maintained in full force and effect all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies (each, a "Governmental Entity") that are in each case required in order to permit it to carry on its business as it is presently conducted; to the knowledge of the Seller, no suspension or cancellation of any of such permits, licenses, certificates of authority, orders or approvals is threatened. The business of the Seller is not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity.

         (p) Fees. The Seller has not, nor to Seller's knowledge have any of its respective officers, directors, employees or agents, employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transactions contemplated hereby.

         (q) Insurance. The Seller is presently insured, and since December 31, 1996 has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business located in the Commonwealth of Virginia would, in accordance with good business practice, customarily be insured. Each policy of insurance maintained by Seller as of the date hereof is set forth in Disclosure Schedule 2.1(q). Seller has not received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be increased.

         (r) Books and Records. The books and records of the Seller have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of material events and transactions that should be included therein.

         (s) Corporate Documents. The Seller has delivered to the Purchaser true and complete copies of its Certificate of Incorporation and Bylaws, as amended to date, which are currently in full force and effect.

         Section 2.2 Representations and Warranties of the Purchaser and Purchaser Sub. The Purchaser and Purchaser Sub represent and warrant to the Seller that:

         (a) Corporate Organization and Qualification.

                  (i) Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

                  (ii) Purchaser Sub. Purchaser Sub will at the Effective Time be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser Sub will not, prior to the Effective Time, engage in any business other than the transactions contemplated by this Agreement or have any obligations or liabilities other than its obligations hereunder.

                  (iii) Capital Structure. The authorized capital stock of the Purchaser Sub consists of 1,000 shares of common stock, par value $.0l per share ("Purchaser Sub Common Stock"). As of October 14, 1999, 1,000 shares of Purchaser Sub Common Stock were outstanding. At the Effective Time, all the issued and outstanding capital stock of Purchaser Sub will be owned by the Purchaser. All outstanding shares of capital stock of the Purchaser Sub is, and at the Effective Time will be, and all outstanding shares of capital stock of Purchaser Sub at the Effective Time will be, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

                  (iv) Authority. Each of the Purchaser and the Purchaser Sub has the requisite power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Purchaser and the Purchaser Sub and, assuming due execution and delivery by the Seller, is a valid and binding agreement of the Purchaser and the Purchaser Sub enforceable against the Purchaser and the Purchaser Sub in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity whether applied in a court of law or a court of equity.

                  (v) No Violations. The execution, delivery and performance of this Agreement by the Purchaser or the Purchaser Sub do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Purchaser or the Purchaser Sub or to which the Purchaser (or any of its respective properties) is subject, (ii) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of the Purchaser or the Purchaser Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Purchaser or the Purchaser Sub under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Purchaser or the Purchaser Sub is a party, or to which any of their respective properties or assets may be bound or affected.

                  (vi) Access to Funds. The Purchaser and the Purchaser Sub on the date hereof have, and at the Effective Time will have, all funds necessary to consummate the Merger and fulfill their obligations under the terms of this Agreement, including without limitation, their obligation to pay the aggregate Merger Consideration.

                  (vii) Absence of Claims. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Purchaser, the Purchaser Sub or any of their subsidiaries, which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best of the Purchaser's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

                                   ARTICLE III
                           CONDUCT PENDING THE MERGER

         Section 3.1 Conduct of the Seller's Business Prior to the Effective Time. Except with the written consent of Purchaser, from and after the execution and delivery of this Agreement and until the Effective Time, the Seller will:

         (a) conduct its business, maintain its properties and operate only in the ordinary course of business consistent with past practices and maintain Seller's Financial Statements and Reports in accordance with GAAP;

         (b) use its commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases and advantageous business relationships and maintain good relationships with employees and goodwill and business relationships with customers and others;

         (c) maintain in full force and effect all of the insurance policies and bonds covering the directors, officers, employees, properties, and businesses of the Seller; and

         (d) not knowingly take any action which would materially adversely affect or delay the ability of the Seller, Purchaser or the Purchaser Sub to obtain any necessary approvals, consents or waivers of any governmental authority or any other entity required for the transactions contemplated hereby.

         Section 3.2 Forbearance by the Seller. Without limiting the covenants set forth in Section 3.1 hereof, except as otherwise specifically provided in this Agreement and except to the extent required by law or regulation or by regulatory authorities, and except in each case as specifically permitted by other subsections of this Section 3.2 from and after the execution and delivery of this Agreement and until the Effective Time, the Seller will not, without the prior written consent of the Purchaser and Purchaser Sub:

         (a) amend its Certificate of Incorporation or Bylaws or other corporate governance documents;

         (b) issue or sell any shares of its capital stock, issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issuance or sale of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for shares of such capital stock or amend any of the terms of the outstanding stock options);

         (c) pay or declare any cash dividend or other dividend or distribution with respect to the Seller's capital stock;

         (d) increase or reduce the number of shares of its capital stock by split, reverse split, reclassification, distribution of stock dividends, change of par or stated value or otherwise modify, change or amend the voting rights or preferences attributable to any such capital stock;

         (e) purchase, permit the conversion of or otherwise acquire or transfer for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convert into or exchange for such stock, with or without additional consideration;

         (f) (i) adopt, amend or otherwise modify any of Seller's employee plans, including, without limitation, any bonus, stock, pension, profit sharing, retirement or other compensation plan qualified or non-qualified; (ii) enter into or amend any contract of employment with any officer which is not terminable at will without cost or other liability; (iii) make or grant any general or individual wage or salary increase or increase in any manner the compensation or fringe benefits of any of its employees, officers or directors (other than any wage or salary increase to be implemented in the ordinary course of business; (iv) become a party to or commit itself to find or otherwise establish any trust or account related to any Employee Plan with or for the benefit of any employee, officer or director; (v) hire any new employee, except that Seller may hire individuals of comparable skills and qualifications and at comparable levels of compensation to replace any employees who terminate their employment with Seller after the date of this Agreement; (vi) pay any bonus under any bonus or compensation plan (other than bonuses which have been determined to be paid prior to the execution and delivery of this agreement; or
(vii) make any discretionary contribution to any Employee Plan;

         (g) incur any obligations, liabilities or expenses or make any charitable contributions, except in the ordinary course of business consistent with past practice;

         (h) merge or consolidate Seller with any other corporation; sell, transfer or lease any of its assets or property except in the ordinary course of business; or make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization;

         (i) waive, release, transfer or grant any rights, or modify or change in any material respect, any material leases, licenses or agreements, other than in the ordinary course of business;

         (j) subject any asset or property of Seller to a lien, mortgage, pledge, security interest or other encumbrance; modify in any material respect the manner in which Seller has heretofore conducted its business or enter into any new line of business;

         (k) incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except for deposit liabilities and except for indebtedness incurred in the ordinary course of business the repayment term of which does not exceed 30 days;

         (l) cancel or compromise any debt or claim, which has not previously been charged off, other than in the ordinary course of business and in an aggregate amount which would not have a Material Adverse Effect on Seller;

         (m) enter into any transaction other than in the ordinary course of business;

         (n) invite or initiate or engage in discussions or negotiations for the acquisition or merger of the Seller by or with any corporation or other entity other than the Purchaser or its affiliates;

         (o) take any action which constitutes a breach or default of its obligations under this Agreement, or would result in any of its representations or warranties set forth in this Agreement becoming untrue, or which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required hereby;

         (p) change its method of accounting as in effect as of December 31, 1998, except as required by changes in GAAP or Governmental Entities;

         (q) agree to the extension of any statute of limitations for making any assessments with respect to Taxes;

         (r) fail to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear;

         (s) make any loan or loan commitment to any of its officers, directors or 5% or more shareholders (or any person or entity controlled by or affiliated with such officer, director or 5% or more shareholder);

         (t) agree or make any commitment to take any action to do any of the foregoing.

         Section 3.3 Conduct of the Purchaser's and the Purchaser Sub's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Purchaser shall not, and shall cause the Purchaser Sub not to, (i) take any action that would cause the representations in Section 2.2 to fail to be true and accurate or that would materially affect the ability of the Purchaser and the Purchaser Sub to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or (H) take any action, which would materially adversely affect or delay the ability of the Seller or the Purchaser to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby.

                                   ARTICLE IV
                                    COVENANTS

         Section 4.1 No Solicitation. From and after the date hereof until the termination of this Agreement, neither the Seller, nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Seller), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to take any such action, and the Seller shall notify Purchaser orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Seller shall deliver to Purchaser a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of the Seller from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire the Seller pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that,
(A) the Board of Directors of the Seller receives a written opinion from its independent financial advisor that such proposal is superior to the Merger from a financial point-of-view to the Seller's shareholders, (B) the Board of Directors of the Seller, after consultation with and based upon the written advice of independent legal counsel (who may be the Seller's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Seller to comply with its fiduciary duties to shareholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Seller (x) provides reasonable notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of the Seller, after consultation with and based upon the written advice of independent legal counsel (who may be the Seller's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Seller to comply with its fiduciary duties to shareholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving the Seller: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Seller, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Seller or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 4.2 Employees and Directors. None of the Seller's officers shall by virtue of the Merger become officers of the Purchaser or the Purchaser Sub, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the Bylaws of the Purchaser or the Purchaser Sub, respectively. Neither the Purchaser nor the Purchaser Sub shall have any duty or obligation to continue to employ any of Seller's employees beyond the Effective Date. All of Seller's employees who remain following the Effective Date shall be employed at will. No contractual right to employment shall inure to such employees because of this Agreement.

         Section 4.3 Access and Information.

         (a) From the date of this Agreement through the Effective Time, Seller shall afford to each of Purchaser and its authorized agents and representatives, reasonable access to its properties, assets, books and records and personnel, at reasonable business hours and after reasonable notice; and Purchaser shall be provided with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel of Seller as it shall from time to time reasonably request. Purchaser agrees to conduct any such requests and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and consumer and employee relationships of Seller. In the event the Purchaser learns of any information or matters during such investigation that the Purchaser believes may constitute or reveal a material breach of the Seller's representations, warranties, covenants or agreements contained herein, the Purchaser shall provide the Seller with a written notice within 15 business days or such longer period as extended by the parties in writing contemplated by this Section 4.3, specifying the information or matters learned and the basis upon which they may constitute or reveal a material breach of the Seller's representations, warranties, covenants or agreements. No breach of a representation, warranty, covenant or agreement that is learned pursuant to Purchaser's investigation contemplated by this Section
4.3 shall constitute a material breach of a representation, warranty, covenant or agreement by Seller under any provision of or for any purpose under this Agreement and the information or matters underlying such breach shall be deemed to have been fully disclosed in Seller's disclosure pursuant to this Agreement, unless Purchaser provides Seller with a written notice relating thereto delivered within the time period provided in the immediately preceding sentence and Purchaser exercises its right to terminate this Agreement on the basis thereof in accordance with Section 6.1.

         (b) The Purchaser agrees to treat as strictly confidential all information received from the Seller and agrees not to divulge to any other person, natural or corporate (other than essential employees and agents of such party) any financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to the Seller which it may come to know or which may come into its possession and, if the transactions contemplated hereby are not consummated for any reason, agrees promptly to return to the Seller all written material furnished by Seller.

         (c) Each party hereto will not, and will cause its respective representatives not to, use any information obtained from any other such party as a result of this Agreement (including this Section 4.3) or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof, including work papers and other materials derived therefrom (collectively, the "Confidential Information") for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, regulation and applicable Governmental Entities, each party hereto will keep confidential, and will cause its respective representatives to keep confidential, all Confidential Information relating to or furnished by any other such party unless such information (i) was already or becomes known to the general public, other than from a prohibited disclosure by a party to this Agreement or its representatives, (ii) becomes available to such party or an affiliate of such party from sources (other than another party to this Agreement or its representatives) not bound by a confidentiality obligation or agreement,
(iii) is disclosed with the prior written approval of the party which furnished such Confidential Information or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party hereto and its respective representatives shall promptly cause all Confidential Information in the possession of itself and its representatives, including all copies or extracts thereof, to be returned to the party which furnished the same.

         Section 4.4 Antitakeover Provisions. The Seller shall use reasonable best efforts (i) to exempt or continue to exempt the Purchaser, the Agreement and the Merger from any provisions of an antitakeover nature in the Seller's Certificate of Incorporation and Bylaws and the provisions of any federal or state antitakeover laws, and (ii) upon the reasonable request of the Purchaser, to assist in any challenge by the Purchaser to the applicability to the Agreement or the Merger of any state antitakeover law.

         Section 4.5 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         Section 4.6 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter the Seller and the Purchaser shall consult with each other in issuing any press releases or similar public disclosure with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange or association with respect thereto; provided, however, that nothing contained in this Section 4.6 shall prohibit any party from responding to questions from the business press or, following notification to the other parties to this Agreement, from making any disclosure which, after consultation with its counsel, it deems necessary to comply with the requirements of applicable law or regulation.

         Section 4.7 Notification of Certain Matters. The Purchaser and the Purchaser Sub, on the one hand, and the Seller, on the other hand, shall give prompt notice to the other of (a) the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time (any such notice, a "Supplemental Disclosure Schedule "), including without limitation, any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on it; and (b) any action of a third party of which it receives notice that might reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, including, without limitation, any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Any Supplemental Disclosure Schedule given by the Seller to the Purchaser shall be deemed to amend the Disclosure Schedule and, unless the Purchaser, by written notice to the Seller given within fifteen (15) business days of its receipt of such Supplemental Disclosure Schedule, exercises any right of termination it may then have under Section 6.1(b), the Purchaser shall thereafter be deemed to have permanently and irrevocably waived (on behalf of itself and its Subsidiaries)
(i) any right of termination (or any other rights or remedies) arising out of or with respect to the events or conditions described in such Supplemental Disclosure Schedule; and (ii) any contribution of such events or conditions towards the occurrence of a Material Adverse Effect; provided, that no such waiver shall exist with respect to the cumulation of such events or conditions with any other events or conditions described in any subsequent Supplemental Disclosure Schedule for purposes of determining the occurrence of a Material Adverse Effect.

         Section 4.8 Indemnification.

         (a) From and after the Effective Time through the sixth anniversary of the Effective Date, the Purchaser and the Purchaser Sub on a joint and several basis agree to indemnify and hold harmless each present and former director and officer of the Seller (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent then permitted under Delaware law or, if greater, that the Seller would have been permitted under its Certificate of Incorporation or Bylaws in effect on the date hereof.

         (b) Any Indemnified Party wishing to claim indemnification under
Section 4.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Purchaser and the Purchaser Sub thereof, but the failure to so notify shall not relieve the Purchaser or the Purchaser Sub of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) the Purchaser or the Purchaser Sub shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and neither the Purchaser nor the Purchaser Sub shall be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if neither the Purchaser nor the Purchaser Sub elects to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between the Purchaser or the Purchaser Sub and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and the Purchaser or the Purchaser Sub shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, promptly as statements therefor are received; provided, however, that the Purchaser and the Purchaser Sub shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter and (iii) the Purchaser shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

         Section 4.9 Shareholders' Meeting. The Seller shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a meeting of the holders of Seller Common Stock (the "Shareholder Meeting") as promptly as practicable for the purpose of considering and voting on the approval and adoption of this Agreement. The Seller's Board of Directors, subject to its fiduciary duties as advised by such board's counsel, (i) shall recommend at the Shareholder Meeting that the holders of the Seller Common Stock vote in favor of and approve and adopt this Agreement and (ii) shall use its reasonable best efforts to solicit such approvals.

         Section 4.10 Proxy Statement. As soon as practicable after the date hereof, the Seller shall prepare a proxy statement, which shall be reasonably acceptable to counsel to the Purchaser, to take shareholder action on the Merger and this Agreement (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Seller Common Stock. The Seller shall provide the Purchaser with reasonable opportunity to review and comment upon the contents of the Proxy Statement. The Seller represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of the Seller and the date of the Shareholder Meeting, will be in material compliance with all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser and the Purchaser Sub shall furnish the Seller with all information concerning the Purchaser and the Purchaser Sub as the Seller may reasonably request in connection with the Proxy Statement. To the extent not prohibited by the Association of Independent Certified Public Accountants, the Seller shall cause to be delivered to the Purchaser letters of procedures from the Seller's independent certified public accountants, (i) dated the date of the mailing of the Proxy Statement to the Seller's shareholders and delivered on such date and
(ii) dated a date not earlier than five business days preceding the Closing Date (as defined in Section 7.1) and addressed to the Purchaser and delivered on or prior to the Closing Date, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION

         Section 5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

         (a) this Agreement shall have been approved by the requisite vote of the holders of Seller Common Stock at the Shareholder Meeting in accordance with applicable law; and

         (b) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         Section 5.2 Conditions to the Obligations of the Purchaser under this Agreement. The obligations of the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Purchaser:

         (a) each of the obligations, covenants and agreements of the Seller required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the Purchaser shall have received a certificate to the foregoing effect dated the Effective Date and signed by an officer of the Seller;

         (b) the representations and warranties of the Seller contained in this Agreement (subject to Section 4.7) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made at and as of the Effective Time except as to (i) any representation or warranty which specifically relates to an earlier date and
(ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Purchaser and its Subsidiaries taken as a whole) and the Purchaser shall have received a certificate to the foregoing effect dated the Closing Date signed by an officer of the Seller;

         (c) the Purchaser shall have received certified copies of the resolutions or documents of like import evidencing the authorization of this Agreement and the consummation of the transactions contemplated hereby by the Seller's Board of Directors and the Seller's shareholders;

         (d) the Seller shall have furnished the Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.2 as the Purchaser may reasonably request; and

         (e) the Seller will be responsible for making all filings and/or submitting all returns with respect to any state and/or local real estate transfer or gains taxes that are required to be filed before the Effective Time. Seller also agrees to pay any expenses relating to the preparation or filing of returns with respect thereto.

         Section 5.3 Conditions to the Obligations of the Seller. The obligations of the Seller to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Seller:

         (a) each of the obligations of the Purchaser and the Purchaser Sub, respectively, required to be performed by it at or prior to the Effective Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the Seller shall have received a certificate to the foregoing effect dated the Closing Date and signed by an officer of each of the Purchaser and Purchaser Sub; and

         (b) the representations and warranties of the Purchaser and Purchaser Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date) and the Seller shall have received a certificate to the foregoing effect dated the Effective Date signed by an officer of each of the Purchaser and Purchaser Sub.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of the Seller:

         (a) by the mutual consent of the Purchaser and the Seller in a written instrument if the Board of Directors of each so determines by vote of a majority of the members of its respective entire board;

         (b) by the Purchaser or the Seller (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or
(ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party;

         (c) by the Purchaser or the Seller by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 6.1(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by the Purchaser, if the Board of Directors of the Seller does not publicly recommend in the Proxy Statement that the Seller's shareholders approve and adopt this Agreement or if, after recommending in the Proxy that shareholders approve and adopt this Agreement, the Board of Directors of the Seller shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the Purchaser, or the Shareholders Meeting is held and the holders of Seller Common Stock shall fail to approve and adopt this Agreement; or

         (e) by the Purchaser by written notice to the Seller in the event that there has occurred since the date of this Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on the Seller; provided that the Purchaser shall have given the Seller thirty (30) calendar days prior written notice of such termination, and the Seller shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period.

         Section 6.2 Effect of Termination. In the event of termination of this Agreement by either the Purchaser or the Seller as provided in Section 6.1, this Agreement shall forthwith become void and have no effect except (i) Sections 4.3(b) and 4.3(c) shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

         Section 7.1 Effective Date and Effective Time. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby shall take place at the offices of the Purchaser on such date (the "Closing Date") and at such time as the Purchaser and the Seller mutually agree to within five (5) days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed by the parties. Subject to the provisions of this Agreement, on the Closing Date, the Plan of Merger shall be signed, verified and affirmed as required by Delaware Law and duly filed with the Secretary of State of the State of Delaware. The date of such filing is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time on the Effective Date as set forth in such Plan of Merger.

         Section 7.2 Deliveries at the Closing. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to the Purchaser and the Seller the documents and instruments required to be delivered under
Article V.

                                  ARTICLE VIII
                                  OTHER MATTERS

         Section 8.1 Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

                  "materials" means material to the Purchaser or the Seller (as the case may be) and its respective subsidiaries, taken as a whole.

                  "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

         When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include, "includes, or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

         Section 8.2 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements contained in this Agreement (or in any instrument delivered pursuant to this Agreement) shall not survive beyond the Effective Time, except for the agreements contained in Article I and Section 4.8.

         Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the shareholders of the Seller but, after such approval, no amendment shall be made which reduces the amount or changes the form of the Merger Consideration as provided in Section 1.02 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing specifically referring to this
Section 8.3 and signed on behalf of each of the parties hereto.

         Section 8.4 Waiver. At any time prior to the Effective Date, the Purchaser and the Purchaser Sub, on the one hand, and the Seller, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Section 8.4 and signed on behalf of such party.

         Section 8.5 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         Section 8.6 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

         Section 8.7 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         Section 8.8 Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be delivered by hand, overnight courier or by facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may specify by notice hereunder, and shall be deemed to have been delivered as of the date so delivered .

         Section 8.9 Entire Agreement; Etc. This Agreement, together with the Disclosure Schedules (including any Supplemental Disclosure Schedules), the Exhibits and the Plan of Merger, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         Section 8.11 Schedules Not Admissions. Inclusion in any Exhibit hereto or in the Disclosure Schedules (including in any Supplemental Disclosure Schedule) of any statement or information by the Seller shall not constitute an admission that such information is required (by reason of materiality or otherwise) to be furnished as part of such Disclosure Schedules,

(including any Supplemental Disclosure Schedule) or otherwise under this Agreement or an admission against interest with respect to any person not a party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                             ADVANCED TECHNOLOGY SYSTEMS, INC.


                                             By: /s/ Claude H. Rumsey, Jr.
                                                 -------------------------------


                                             ATS ACQUISITIONS, INC.


                                             By: /s/ Claude H. Rumsey, Jr.
                                                 -------------------------------


                                             N-VISION, INC.


                                             By: /s/ Delmar J. Lewis
                                                 -------------------------------

                                                                      Appendix B

RP FINANCIAL, LC.
--------------------------------------------------------------------------------
Financial Advisory and Investment Banking Services


                                             October 6, 1999


Board of Directors
N-Vision, Inc.
7680 Old Springhouse Road
Madison Building, First Floor
McLean, Virginia  22102

Members of the Board:

         You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of N-Vision, Inc., McLean, Virginia ("NVSN"), of the draft Agreement and Plan of Merger (the "Agreement"), by and among NVSN and Advanced Technology Systems, Inc. ("ATS"), whereby ATS will acquire for cash all of the outstanding shares of NVSN Common Stock and NVSN will merge with and into ATS (the "Merger"). The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Consideration

         At the Merger Effective Date, each outstanding share of NVSN Common Stock issued and outstanding at the Merger Effective Date shall cease to exist and shall be converted into the right to receive $0.50 in cash (the "Merger Consideration"). Each option granted by NVSN to purchase shares of NVSN Common Stock issued and outstanding to the NVSN Stock Option Plan (the "NVSN Stock Option Plan") and warrant issued and outstanding, as adjusted for the one-for-two reverse stock split, whether or not such option or warrant is exercisable on the Merger Effective Date, shall, by reason of the Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (i) the positive difference between (A) $0.50 and (B) the exercise price of each such option multiplied by (ii) the number of shares of NVSN Common Stock subject to the option or warrant. As of this date, there were 2,651,523 outstanding shares of NVSN common stock. At the same date, there were 91,132 employee granted stock options with a weighted average exercise price of $1.69 per share, 20,000 of which were in the money based on an exercise price of $0.25 per share, and 1,380,000 Class A warrants with an exercise price of $11.00 per share, none of which are in the money.

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                 E-Mail: mail@rpfinancial.com

Board of Directors
October 5, 1999
Page 2

RP Financial Background and Experience

         RP Financial, as part of its valuation and consulting practice, is regularly engaged in the valuation of financial assets, businesses and securities in connection with mergers and acquisitions of banking, technology, insurance and medical service companies, including initial and secondary stock offerings and business valuations for other corporate purposes. As specialists in the valuation of technology and related businesses, RP Financial has experience in, and knowledge of the Virginia and Mid-Atlantic merger markets for companies with assets like those of NVSN.

Materials Reviewed

         In rendering this opinion, RP Financial reviewed the following material: (1) the draft Agreement, including exhibits; (2) the following information for NVSN -- (a) audited financial statements for the fiscal years ended December 31, 1996 through 1998 included in the annual reports, (b) shareholder, regulatory and internal financial and other reports through the most recent date available, (c) the annual proxy statement for the last three years, and (d) the prospectus for initial public offering in 1996 and Form SB-2 Registration Statement dated May 29, 1996; (3) discussions with NVSN's management regarding past and current business, operations, financial condition, and future prospects; (4) competitive factors; and (5) the market pricing and financial characteristics of publicly-traded companies offering similar products as well as those companies in the electronic instruments and controls industry and the technology sector.

         In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning NVSN furnished by NVSN to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding companies and the market and competitive environment for the products offered by NVSN. NVSN did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of NVSN.

         RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on ATS that would have a material adverse effect on the ability of the merger to be consummated as set forth in the Agreement.

Board of Directors
October 5, 1999
Page 3

Opinion

         It is understood that this letter is directed to the Board of Directors of NVSN in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of NVSN as to any action that such shareholder should take in connection with the Agreement, or otherwise.

         It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

         It is understood that this opinion may be included in its entirety in any communication by NVSN or its Board of Directors to the stockholders of NVSN. It is also understood that this opinion may be included in its entirety in any regulatory filing by NVSN or ATS, and that RP Financial consents to the summary of this opinion in the proxy materials of NVSN, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

         Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by the holders of NVSN Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.


                                             Respectfully submitted,

                                             RP FINANCIAL, LC.

                                             /s/ RP Finaical, LC.
                                             -----------------------------------

                                                                      Appendix C

ss. 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


(8 Del. C. 1953, ss. 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, ss. 24; 57
Del. Laws, c. 148, ss.ss. 27-29; 59 Del. Laws, c. 106, ss. 12; 60 Del. Laws, c.
371, ss.ss. 3-12; 63 Del. Laws, c. 25, ss. 14; 63 Del. Laws, c. 152, ss.ss. 1,
2; 64 Del. Laws, c. 112, ss.ss. 46-54; 66 Del. Laws, c. 136, ss.ss. 30-32; 66
Del. Laws, c. 352, ss. 9; 67 Del. Laws, c. 376, ss.ss. 19, 20; 68 Del. Laws, c.
337, ss.ss. 3, 4; 69 Del. Laws, c. 61, ss. 10; 69 Del. Laws, c. 262, ss.ss. 1-9;
70 Del. Laws, c. 79, ss. 16; 70 Del. Laws, c. 186, ss. 1; 70 Del. Laws, c. 299,
ss.ss. 2, 3; 70 Del. Laws, c. 349, ss. 22; 71 Del. Laws, c. 120, ss. 15; 71 Del.
Laws, c. 339, ss.ss. 49-52.)